                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-38613
                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 7, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 21, 1997)
                                3,000,000 SHARES

                      COMMON SHARES OF BENEFICIAL INTEREST
                                 --------------

    Colonial Properties Trust (the "Company"), a real estate investment trust (a "REIT"), is one of the largest owners, developers and operators of multifamily, retail and office properties in the Sunbelt region of the United States. It is a fully-integrated and self-administered real estate company, whose activities include the ownership and operation of a diversified portfolio of 95 properties located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia, development of new properties and acquisitions of existing properties.

    All of the common shares of beneficial interest, par value $.01 per share (the "Common Shares"), offered hereby (the "Offering") are being sold by the Company. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "CLP." The reported last sale price of the Common Shares on the NYSE on April 6, 1998 was $31 7/8 per share. See "Price Range of Common Shares and Distribution History."

    Ownership of more than 5% of the Common Shares generally is restricted in order to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Common Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying Prospectus.

                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                          PRICE TO             UNDERWRITING            PROCEEDS TO
                                                           PUBLIC              DISCOUNT (1)            COMPANY (2)
Per Share.........................................            $                      $                      $
Total (3).........................................            $                      $                      $

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at approximately $300,000.
(3) The Company has granted the Underwriter a 30-day option to purchase up to 450,000 additional Common Shares on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $         , $       and $         ,
    respectively. See "Underwriting."

                              -------------------

    The Common Shares are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in New York, New York on or about
April   , 1998.

                              -------------------

                              MERRILL LYNCH & CO.
                                  ------------

           The date of this Prospectus Supplement is April   , 1998.

                               [MAP APPEARS HERE]

    Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Shares. Such transactions include stabilizing, the purchase of Common Shares to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED. AS USED HEREIN, THE TERM "COMPANY" INCLUDES COLONIAL PROPERTIES TRUST, AN ALABAMA REAL ESTATE INVESTMENT TRUST, AND ONE OR MORE OF ITS SUBSIDIARIES (INCLUDING COLONIAL PROPERTIES HOLDING COMPANY, INC. ("CPHC"), COLONIAL REALTY LIMITED PARTNERSHIP (THE "OPERATING PARTNERSHIP"), COLONIAL PROPERTIES SERVICES LIMITED PARTNERSHIP (THE "MANAGEMENT PARTNERSHIP"), AND COLONIAL PROPERTIES SERVICES, INC. (THE "MANAGEMENT CORPORATION")) AND, WHERE APPROPRIATE, COLONIAL PROPERTIES, INC., THE COMPANY'S PREDECESSOR ENTITY, OR, AS THE CONTEXT MAY REQUIRE, COLONIAL PROPERTIES TRUST ONLY OR THE OPERATING PARTNERSHIP ONLY.

                                  THE COMPANY

    The Company is one of the largest owners, developers and operators of multifamily, retail and office properties in the Sunbelt region of the United States. The Company has been engaged in the multifamily, retail and office property business for over 27 years. The Company is a fully-integrated real estate company whose activities include the ownership and operation of a diversified portfolio of 95 properties located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia, development of new properties and acquisitions of existing properties. The Company's primary markets in the Sunbelt region are generally characterized by high population and employment growth rates.

    The Company is a self-administered equity REIT that owns 43 garden-style multifamily apartment communities containing a total of 13,759 apartment units (the "Multifamily Properties"), 37 retail properties (including 12 regional malls, two "power centers" and 23 neighborhood shopping centers) containing a total of approximately 10.6 million square feet of retail space (the "Retail Properties"), 15 office properties containing a total of approximately 2.2 million square feet of office space (the "Office Properties") and parcels of land adjacent to or near certain of these properties (the "Land"). (The Multifamily Properties, the Retail Properties, the Office Properties and the Land are referred to collectively as the "Properties"). As of December 31, 1997, the Multifamily Properties, the Retail Properties and the Office Properties were 93.8%, 93.3% and 95.5% leased, respectively.

    The Company's trustees and executive officers, together with members of the Lowder family, own an aggregate of 7,596,940 Common Shares and units of limited partnership interest of the Operating Partnership (the "Units"). Upon completion of the Offering, these Common Shares and Units will represent approximately 21.2% of the total number of Common Shares and Units outstanding.

    During 1997, the Company completed acquisitions for an aggregate purchase price of $430.4 million (including $72.8 million of tax-deferred exchange transactions) and completed development of four Properties for an aggregate cost of $99.7 million. To date in 1998, the Company has completed two acquisitions for an aggregate purchase price of $27.0 million, has completed development of four multifamily projects for an aggregate cost of approximately $44.4 million and is currently developing seven multifamily projects with an expected aggregate cost of approximately $111.6 million. As a result of the Company's recent acquisitions of Retail and Office Properties, the Multifamily Properties, the Retail Properties and the Office Properties account for approximately 41%, 47% and 12%, respectively, of annualized pro forma net operating income from the Properties for the fourth quarter of 1997. The following table sets forth certain information with respect to the Company's revenues and occupancy rates by property type as of and for December 31, 1997:

                                                                         TOTAL 1997
                                                                          PROPERTY       PERCENT OF
                                                                          REVENUE        TOTAL 1997        PERCENTAGE
                                         NUMBER OF      UNITS/GLA/          (IN           PROPERTY        OCCUPANCY AT
          TYPE OF PROPERTY              PROPERTIES        NRA (1)      THOUSANDS) (2)    REVENUE (2)    DEC. 31, 1997 (3)
------------------------------------  ---------------  -------------  ----------------  -------------  -------------------
Multifamily.........................            43            13,759     $   95,503            51.8%             93.8%
Retail..............................            37        10,558,000         71,179            38.6%             93.3%
Office..............................            15(4)      2,198,000(4)        17,761(5)         9.6%(5)           95.5%(5)
                                                --
                                                                           --------           -----
    Total...........................            95                       $  184,443           100.0%
                                                --
                                                --
                                                                           --------           -----
                                                                           --------           -----

---------

(1) Units (in this table only) refers to multifamily apartment units, GLA refers to gross leasable area of retail space and NRA refers to net rentable area of office space.

(2) Includes the Company's proportionate share of revenue from those Office Properties accounted for under the equity method.

(3) Excludes 1,972 units of expansion phases of five Multifamily Properties that had not achieved stabilized occupancy as of December 31, 1997.

(4) Includes two Office Properties acquired in January 1998.

(5) Excludes two Office Properties acquired in January 1998.

    The following table reflects the amount of the Company's net operating income for the fourth quarter of 1997, as a percentage of total net operating income of the Properties for the quarter, contributed by the Properties in the eight states in which the Properties are located. Net operating income for Properties acquired or developed during the fourth quarter of 1997 has been adjusted to reflect a full quarter of operation.

                                                            ADJUSTED       PERCENT OF TOTAL
                                                          NET OPERATING    4TH QUARTER 1997
                         STATE                               INCOME      NET OPERATING INCOME
--------------------------------------------------------  -------------  --------------------
Alabama.................................................   $15,810,881                 37%
Florida.................................................     9,790,000                 23%
Georgia.................................................    10,692,450                 25%
North Carolina..........................................     2,810,500                  7%
South Carolina..........................................     1,912,000                  4%
Other (3 States)........................................     2,062,500                  4%
                                                          -------------  --------------------
    Total...............................................   $43,078,331                100%
                                                          -------------  --------------------
                                                          -------------  --------------------

                              RECENT DEVELOPMENTS

1997 FINANCIAL RESULTS

    For the year ended December 31, 1997, the Company reported net income available to common shareholders, before extraordinary items, of $34.4 million, or $1.68 per share, compared to $28.0 million, or $1.60 per share, for the year ended December 31, 1996. Net income available to common shareholders after extraordinary items (consisting of a loss resulting from early extinguishment of debt) totaled $30.8 million, or $1.55 per share, for 1997, compared to $27.5 million, or $1.58 per share, for 1996. For 1997, property revenues and property operating income totaled $183.4 million and $127.0 million, respectively, representing increases of 34.9% and 36.2%, respectively, over 1996. Funds from operations ("FFO") for 1997 amounted to $77.5 million, compared to $63.0 million for 1996, representing an increase of 23%. The weighted average Common Shares and Units outstanding for 1997 and 1996 were 28,718,804 and 25,710,160, respectively. The growth in the Company's FFO in 1997 is attributable to the operating results of Properties that were acquired and developed during 1996 and 1997 (see "Acquisition and Development Activity" below) and increases in same-property performance in the multifamily, retail and office divisions.

    For 1997, property revenues and property operating income totalled $183.4 million and $127.0 million, respectively, representing increases of 34.9% and 36.2%, respectively, over 1996. The multifamily, retail and office divisions reported increases in same-property operating income of 3.6%, 2.1% and 3.9%, respectively, for 1997 compared to 1996. Overall, same-property operating income increased by 3.1% for the year.

ACQUISITION AND DEVELOPMENT ACTIVITY

    Since the Company's initial public offering in September 1993 (the "IPO"), the Company has invested over $1.0 billion in new property development and acquisitions. The following is a summary of the Company's acquisition and development activity since December 31, 1996.

  ACQUISITION ACTIVITY

    MULTIFAMILY. The Company acquired five Multifamily Properties, including one in Alabama, one in Florida, one in Georgia, one in Mississippi and one in South Carolina, containing 1,434 apartment units for a total purchase price of $82.7 million. In connection with a regional mall acquisition in Alabama, the Company sold, in a tax-deferred exchange transaction, two multifamily properties located in Florida containing 368 apartment units and having a net book value of $14.0 million. In connection with the acquisitions of three malls in Georgia, the Company sold to a third party, in a tax-deferred exchange transaction, four multifamily properties in Alabama containing a total of 2,096 apartment units for a total sale price of $54.8 million, which resulted in a net gain of $2.6 million. The purchaser of the multifamily properties paid the sale price by assuming an existing mortgage of $10.0 million and paying the remainder in cash. This transaction is consistent with the Company's strategy of selling non-strategic Multifamily Properties and further balancing its portfolio.

    RETAIL. The Company acquired nine retail shopping centers, including one in Alabama, one in Florida, two in Georgia, three in North Carolina, one in Tennessee and one in Virginia, containing approximately 1.1 million square feet of gross leasable area ("GLA") for a total purchase price of $70.0 million. The Company also acquired seven regional malls, including one in Alabama, three in Georgia, two in North Carolina and one in Virginia, containing approximately 3.2 million square feet of GLA for a total purchase price of $180.6 million.

    OFFICE. The Company acquired six Office Properties, including five in Alabama and one in Georgia, containing approximately 1.3 million square feet of net rentable area ("NRA") for a total purchase price of $124.1 million. In connection with the acquisition of one of these Office Properties, the Company sold, in a tax-deferred exchange transaction, a 25,000 square foot office building located in Alabama having a net book value of $2.0 million.

    Also in 1997, the Company purchased a 62.5% interest in two multi-tenant office buildings at International Park in Birmingham. The purchase of this outside interest made the Company the sole owner of the two buildings, which total 93,000 square feet of NRA. At the same time, the Company sold its 25% interest in a 129,000 square foot building in the same office complex. The Company also purchased a 50% interest in Colonial Plaza, a 168,000 square foot Office Property in Birmingham, increasing the Company's ownership to 100%.

  DEVELOPMENT ACTIVITY

    MULTIFAMILY. During 1997, the Company completed construction of two multifamily communities containing an aggregate of 524 apartment units and acquired land on which it intends to develop additional multifamily communities during 1998. The aggregate cost of these completed multifamily communities was $32.1 million, and the aggregate cost of the land was $15.9 million.

    As of December 31, 1997, the Company had 1,170 apartment units in 11 multifamily communities under development and expansion. Four of the multifamily projects were completed during the first quarter of 1998, and management anticipates that four others will be completed during 1998. The three remaining multifamily projects are expected to be completed during the first half of 1999. Management expects the aggregate cost of these 11 projects to be approximately $156.0 million.

    RETAIL. During 1997 the Company also completed its 422,000 square foot expansion of its regional mall in Macon, Georgia and completed a 239,000 square foot expansion of a community shopping center in Montgomery, Alabama. The aggregate cost of this retail development activity was $28.6 million.

    The table below provides an overview of the Company's acquisition and development activity since December 31, 1996:

                SUMMARY OF ACQUISITION AND DEVELOPMENT ACTIVITY
                            SINCE DECEMBER 31, 1996

                                                                                                           COST OR
 COMPLETION OR                                                              TYPE OF       UNITS (M)/     ANTICIPATED
  ANTICIPATED                                                              PROPERTY      GLA(R)/NRA(O)    COST (IN
COMPLETION DATE          NAME OF PROPERTY (1)              LOCATION           (2)             (3)        THOUSANDS)
----------------  -----------------------------------  ----------------  -------------  ---------------  -----------
ACQUISITIONS:
  1st Qtr 97....  Riverchase Center                    Birmingham, AL              O         306,000      $  24,200
  1st Qtr 97....  Heatherbrooke Center                 Birmingham, AL              R          28,000          3,000
  1st Qtr 97....  Beechwood Shopping Center            Athens, GA                  R         336,000         22,200
  2nd Qtr 97....  CV at Trussville                     Birmingham, AL              M             376         20,500
  2nd Qtr 97....  Brookwood Village                    Birmingham, AL              R         694,000         32,500
  2nd Qtr 97....  Lakeside Office Park                 Huntsville, AL              O         121,000          8,800
  2nd Qtr 97....  Progress Center                      Huntsville, AL              O         225,000         15,600
  3rd Qtr 97....  CV at Timothy Woods                  Athens, GA                  M             204         12,800
  3rd Qtr 97....  CV at Oakleigh                       Pensacola, FL               M             176         10,500
  3rd Qtr 97....  Mansell Office Park                  Atlanta, GA                 O         352,000         48,500
  3rd Qtr 97....  CG at Natchez Trace                  Jackson, MS                 M             328         17,600
  4th Qtr 97....  Lakewood Plaza                       Jacksonville, FL            R         195,000         14,400
  4th Qtr 97....  CV at Caledon Wood                   Greenville, SC              M             350         21,300
  4th Qtr 97....  Georgia Malls Portfolio (3           Brunswick,                  R       1,428,200         97,000
                  Properties)                          Gainesville, and
                                                       Valdosta, GA
  4th Qtr 97....  Retail Portfolio (8 Properties)      NC/VA/TN                    R       1,490,500         78,500
  4th Qtr 97....  Village at Roswell Summit            Atlanta, GA                 R          25,000          3,000
  1st Qtr 98....  Perimeter Corporate Park             Huntsville, AL              O         233,000         19,500
  1st Qtr 98....  Independence Plaza                   Birmingham, AL              O         106,000          7,500
DEVELOPMENTS:
  1st Qtr 97....  CG at Heathrow                       Orlando, FL                 M             312         20,500
  1st Qtr 97....  CG at Bayshore                       Bradenton, FL               M             212         11,600
  1st Qtr 97....  Macon Mall (expansion), including    Macon, GA                   R         422,000(4)      59,500
                    food court
  4th Qtr 97....  Montgomery Promenade (expansion)     Montgomery, AL              R         239,000(5)       8,100
  1st Qtr 98....  CV at River Hills (expansion)        Tampa, FL                   M             276         14,900
  1st Qtr 98....  CV at Inverness (expansion)          Birmingham, AL              M              84          6,700
  1st Qtr 98....  CG at Bayshore II (expansion)        Bradenton, FL               M             164          9,300
  1st Qtr 98....  CG at Wesleyan                       Macon, GA                   M             240         13,500
  2nd Qtr 98....  CG at Hunter's Creek                 Orlando, FL                 M             496         33,300
  3rd Qtr 98....  CG at Inverness Lakes (expansion)    Mobile, AL                  M             132          8,000
  4th Qtr 98....  CG at Wesleyan II (expansion)        Macon, GA                   M              88          6,200
  4th Qtr 98....  CG at Edgewater (expansion)          Huntsville, AL              M             192         11,500
  1st Qtr 99....  CV at Citrus Park                    Tampa, FL                   M             176         12,300
  1st Qtr 99....  CG at Cypress Crossing               Orlando, FL                 M             250         20,000
  2nd Qtr 99....  CG at Lakewood Ranch                 Sarasota, FL                M             288         20,300
                                                                                                         -----------
                                                                                               Total      $ 713,100
                                                                                                         -----------
                                                                                                         -----------

------------
(1) In the listing of Multifamily Property names, CG has been used as an abbreviation for Colonial Grand and CV has been used as an abbreviation for Colonial Village.

(2) M refers to Multifamily Properties, R refers to Retail Properties, and O refers to Office Properties.

(3) Units (in this table only) refers to multifamily apartment units, GLA refers to gross leasable area of retail space, and NRA refers to net rentable area of office space.

(4) Includes 249,000 square feet of GLA and 173,000 square feet of space owned by an anchor.

(5) Includes 109,000 square feet of GLA and 130,000 square feet of space owned by an anchor.

FINANCING ACTIVITY

    LINE OF CREDIT. In July 1997, the Company increased its borrowing capacity under its unsecured line of credit (the "Line of Credit") from $125 million to $200 million and reduced the interest rate payable on outstanding balances under the Line of Credit from 125 basis points over LIBOR to 110 basis points over LIBOR. At the same time, the Line of Credit was amended to add a competitive bid feature that allows the Company to convert up to $100 million of borrowings under the Line of Credit to a fixed rate, for a fixed term not to exceed 90 days.

    The Company uses the Line of Credit primarily to finance additional property investments, including acquisition, expansion and development activities. As of April 4, 1998, the balance outstanding under the Line of Credit was $111.1 million, bearing interest at a rate of 6.41%. The Company anticipates that, upon completion of the Offering and the application of the estimated net proceeds therefrom, the amount outstanding under the Line of Credit will be $20.6 million.

    MEDIUM TERM NOTES. During 1997, the Company issued, in four registered public offerings, medium term notes having an aggregate face amount of $175.0 million (resulting in aggregate net proceeds to the Company of $173.9 million). The medium term notes issued during 1997 carry a weighted average interest rate of 7.02% and have a weighted average maturity of 7.0 years.

    PREFERRED SHARE OFFERING. In November 1997, the Company issued, in an underwritten public offering, 5,000,000 shares of 8 3/4% Series A Cumulative Redeemable Preferred Shares (the "Series A Shares") for $25.00 per share, resulting in net proceeds to the Company of approximately $120.5 million. Dividends on the Series A Shares are payable quarterly at a rate of 8.75% per annum. The Series A Shares are redeemable by the Company at any time on or after November 6, 2006.

    COMMON SHARE OFFERINGS. In two underwritten public offerings completed in January and July of 1997, the Company issued a total of 3,200,000 Common Shares for aggregate net proceeds of approximately $93.0 million. During the fourth quarter of 1997 and the first quarter of 1998, the Company issued a total of 1,563,038 Common Shares in four separate offerings to unit investment trusts for aggregate net proceeds of approximately $45.6 million. The Company believes that sales of its Common Shares to unit investment trusts permit the Company to raise relatively small amounts of equity capital on an efficient basis and have the added advantage of broadening the Company's shareholder base.

BUSINESS STRATEGY

    The Company seeks to diversify its property portfolio by owning properties in the multifamily, retail and office property segments. The Company's current objective is to adjust its property portfolio, primarily through acquisitions, such that by 2002 the Company will derive approximately 40% of its property operating income from multifamily properties, 40% from retail properties and 20% from office properties. The Company anticipates that the portfolio will vary from year-to-year within these guidelines as the Company takes advantage of opportunities within the three property segments. There can be no assurance that the Company will continue to pursue this strategy or that the Company will be able to achieve its objective. Regardless of whether this portfolio allocation is achieved, however, the Company believes that its strategy of maintaining a diversified portfolio of property types provides the Company with more in-depth knowledge of local real estate markets, creates cross-marketing opportunities between divisions, minimizes the potential negative impact of downturns in the market for a particular property type and provides the Company with a broad range of investment alternatives in seeking acquisition opportunities. Product diversification also permits the Company to take advantage of opportunities to acquire, at favorable prices, properties in product segments that may be undervalued, and to finance such acquisitions by exchanging or otherwise leveraging the value of properties in higher-valued product segments.

    The Company also seeks to maintain a geographic focus as a super-regional REIT within the Sunbelt region of the United States. During 1997, the Company expanded into four new states within the Sunbelt region by acquiring Properties in Mississippi, North Carolina, Tennessee and Virginia. The Company believes that its regional focus permits it to develop and maintain an in-depth understanding of the Company's primary markets and better enables the Company to identify and respond to acquisition opportunities within those markets. In addition, the Company's strong market presence in the region provides brand recognition that enhances the Company's ability to attract new tenants to its Properties.

    The Properties are located primarily in growth-oriented markets within the Sunbelt region, with emphasis on mid-sized markets, which provide better opportunities to develop or take advantage of brand recognition and generally involve less competition for tenants and acquisition and development opportunities than larger, more developed markets. The Company believes that its access to the public capital markets provides it with a lower cost of capital than many property owners and developers in the markets in which the Properties are located and therefore gives the Company an additional competitive advantage in these markets. During 1997, the Company expanded its operations into a major metropolitan area of the Sunbelt region by acquiring a portfolio of Office Properties in Atlanta. The Company believes that strategic acquisitions of properties in larger markets within the Sunbelt region will permit the Company to continue its geographic focus while providing the Company with added revenue growth potential.

                                  THE OFFERING

Common Shares Offered Hereby(1)..............  3,000,000

Common Shares Outstanding After the
  Offering(2)................................  25,802,039

Common Shares and Units Outstanding After the
  Offering(2)(3).............................  35,843,883

Use of Proceeds..............................  To repay outstanding indebtedness under the
                                               Company's Line of Credit.

---------

(1) See "Price Range of Common Shares and Distribution History" herein and "Description of Common Shares of Beneficial Interest" in the accompanying Prospectus.

(2) Excludes 226,743 Common Shares subject to options granted under the Company's First Amended and Restated Employee Share Option and Restricted Share Plan (the "Employee Plan"), and 118,333 Common Shares subject to options granted under the Company's Non-Employee Trustee Share Option Plan (the "Trustee Plan").

(3) The total shown includes 10,041,844 Units not owned by the Company (which are redeemable by the Unitholder for cash or, at the option of the Company, Common Shares).

                                  RISK FACTORS

    See "Risk Factors" beginning on page 4 of the accompanying Prospectus for certain factors relating to an investment in the Common Shares.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus Supplement, including information incorporated by reference, contains statements that may be deemed to be "forward-looking" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statement contained in this Prospectus Supplement which is not a historical fact, or which might be otherwise considered an opinion or projection concerning the Company or its business, whether express or implied, is meant as, and should be considered, a forward-looking statement. Forward-looking statements are based upon assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, the supply and demand for leasable real estate, interest rates, increased competition, changes in governmental regulations, and national and local economic conditions generally, as well as other risks more completely described in the Company's filings with the Securities and Exchange Commission. If any of these assumptions or opinions prove incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects. Certain other factors that might cause actual results to differ from those set forth in forward-looking statements are discussed in the section entitled "Risk Factors" beginning on page 4 of the accompanying Prospectus.

                                  THE COMPANY

    The Company is one of the largest owners, developers and operators of multifamily, retail and office properties in the Sunbelt region of the United States. The Company has been engaged in the multifamily, retail and office property business for over 27 years. It is a fully-integrated real estate company, whose activities include the ownership and operation of a diversified portfolio of 95 properties located in Alabama, Florida, Georgia, Mississippi, North Carolina, Tennessee, South Carolina and Virginia, development of new properties, and acquisitions of existing properties. The Company's primary markets in the Sunbelt region are generally characterized by high population and employment growth rates.

    The Company, through CPHC, is the sole general partner of the Operating Partnership and, as of April 6, 1998, held approximately 69% of the outstanding Units. The Company conducts all of its business through CPHC, the Operating Partnership, the Management Partnership and the Management Corporation. The Operating Partnership owns all of the Properties (or interests therein). The Management Partnership provides management services for the Company's Properties, and the Management Corporation provides management services for properties owned by third parties. As sole general partner of the Operating Partnership, the Company, through CPHC, has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.

    Through the Operating Partnership, the Company has significantly expanded its property holdings through acquisitions and development. Additional information regarding the Company's operating and business strategies is provided below.

BUSINESS STRATEGY

    The general business strategy of the Company is to generate stable and increasing cash flow and portfolio value for its shareholders. The Company has implemented this strategy principally by (i) realizing growth in income from its existing portfolio of Properties, (ii) developing, expanding, and selectively acquiring additional multifamily, retail and office properties in growth markets located in the Sunbelt region of the United States where the Company has first-hand knowledge of growth patterns and local economic conditions and primarily in mid-sized markets where the Company has a competitive advantage due to its size and access to lower-cost capital, (iii) managing its own Properties, which has enabled it to better control operating expenses and establish long-term relationships with its retail and office tenants, (iv) maintaining its third-party property management business, which has increased cash flow and established additional relationships with tenants and (v) employing a comprehensive capital maintenance program to maintain Properties in first-class condition. The Company plans to continue the implementation of these business strategies while capitalizing on what it believes are its competitive advantages in the real estate marketplace. These competitive advantages include the following:

    REGIONAL FOCUS. The Company seeks to maintain a geographic focus within the Sunbelt region of the United States. During 1997, the Company expanded its portfolio to include, in addition to Properties located in its existing markets in Alabama, Georgia, Florida and South Carolina, Properties located in Mississippi, North Carolina, Tennessee and Virginia. The Company believes that its regional focus permits it to develop and maintain an in-depth understanding of the Company's primary markets and better enables the Company to identify and respond to acquistion opportunities within those markets. In addition, the Company's strong market presence in the region provides brand recognition that enhances the Company's ability to attract new tenants to its Properties.

    DIVERSITY OF PRODUCT. Throughout its 27-year history, the Company has strived to create superior value for its shareholders by diversifying its product offerings among three major real estate industry segments-- multifamily, retail and office. The Company's operations in these three segments are conducted through three distinct divisions, each of which is independently operated and staffed with management and staff personnel that have specialized experience in that industry segment. See "The Company--Operating

Strategy." The Company's current objective is to adjust its Property portfolio, primarily through acqusitions and development, such that by 2002 the Company will derive approximately 40% of its property operating income from multifamily properties, 40% from retail properties and 20% from office properties. The Company anticipates that the portfolio will vary from year-to-year within these guidelines as the Company takes advantage of opportunities within the three property segments. There can be no assurance that the Company will continue to pursue this strategy or that the Company will be able to achieve its objective. Regardless of whether this portfolio allocation is achieved, however, the Company believes that its strategy of maintaining a diversified portfolio of property types provides the Company with more in-depth knowledge of local real estate markets, creates cross-selling opportunities between divisions, minimizes the potential negative impact of downturns in the market for a particular property type and provides the Company with a broad range of investment alternatives in seeking acquisition opportunities. Product diversification also permits the Company to take advantage of opportunities to acquire, at favorable prices, properties in product segments that may be undervalued and to finance such acquisitions by exchanging or otherwise leveraging the value of properties in higher-valued product segments.

    GROWTH-ORIENTED AND MID-SIZED MARKETS. The Properties are located primarily in growth-oriented markets within the Sunbelt region with emphasis on mid-sized markets, which provide better opportunities to develop or take advantage of brand recognition and generally involve less competition for tenants and acquisition and development opportunites than larger, more developed markets. The Company believes that its access to the public capital markets provides it with a lower cost of capital than many property owners and developers in the markets in which the Properties are located and therefore gives the Company an additional competitive advantage in these markets. During 1997, the Company expanded its operations into a major metropolitan area of the Sunbelt region by acquiring a portfolio of office properties in Atlanta. The Company believes that strategic acquisitions of properties in larger markets within the Sunbelt region will permit the Company to continue its geographic focus while providing the Company with added revenue growth potential.

    EXPERIENCED MANAGEMENT. The Company believes that strong, experienced leadership, particularly in the management and leasing area, is critical to the success of a fully-integrated real estate company. The Company's chief executive officer and other executive officers have extensive experience (an average of 15.2 years) in the real estate industry in the Sunbelt region of the United States, and have established numerous contacts throughout the industry through leadership of various local and national chapters of real estate associations. The Company believes that the experience of its management team gives it an advantage over less experienced competitors in its primary markets. In addition, the Company is committed to a continuing education program that encourages its employees to attain recognized, professional designations. Management and members of the Board of Trustees will own 19.8% of the issued and outstanding Common Shares upon completion of this Offering.

    LONG-TERM RELATIONSHIPS. The Company has been actively engaged in the real estate business in the Sunbelt region of the United States for over 27 years. Thomas Lowder and his brother, James, have close ties to this region and are established members of the local and regional business communities. Through their extensive business dealings in the region, the Company and the Lowder family have developed a number of long-term business relationships with tenants and real estate owners, as well as contractors, suppliers, professionals and lenders, in the Sunbelt region. The Company believes that these relationships result in cost savings due to reduced tenant turnover and fewer management terminations, enable the Company to obtain favorable terms for services, goods and loans and provide the Company with access to additional business opportunities.

OPERATING STRATEGY

    Consistent with its diversified strategy, the Company manages its business with three separate and distinct operating divisions: Multifamily, Retail, and Office. Each division has an executive vice president that oversees growth and operations and has a separate management team that is responsible for acquiring, developing, and leasing properties within each division. This structure allows the Company to utilize specialized management personnel for each operating division. Although these divisions operate independently from one another, constant communication among the executive vice presidents provides the Company with synergy allowing the Company to take advantage of a variety of investment opportunities.

    The Company is experienced in the management and leasing of multifamily, retail and office properties and believes that the management and leasing of its own portfolio has helped the Properties maintain consistent income growth and has resulted in reduced operating expenses relating to the Properties. In addition, the third-party management, leasing and brokerage businesses have provided the Company both with a source of cash flow that is relatively stable and with the benefits of economies of scale in conjunction with the management and leasing of its own properties. These businesses also allow the Company to establish additional relations with tenants that may require additional retail or office space and to identify potential acquisitions. Additional information with respect to each of the operating divisions is set forth below.

    MULTIFAMILY DIVISION. The multifamily division of the Company is responsible for all aspects of the Company's multifamily operations, including day-to-day management and leasing of the 43 Multifamily Properties, as well as development and acquisition of additional multifamily properties. The multifamily division also is responsible for the provision of third-party management services for apartment communities in which the Company does not have an interest. The multifamily division currently has approximately 328 employees, most of whom are located at the Multifamily Property sites and a small number of whom are located in Birmingham, Alabama and in regional offices in Mobile and Montgomery, Alabama, Orlando and Tampa, Florida, and Stockbridge, Georgia.

    RETAIL DIVISION. The Company's retail division is responsible for all aspects of the Company's retail operations, including the provision of management, leasing, and brokerage services for the 37 Retail Properties, as well as the development and acquisition of additional retail properties. The retail division also is responsible for the provision of third-party management services for retail properties in which the Company does not have an interest. The retail division has regional offices in Birmingham, Alabama, Orlando, Florida, Macon, Georgia and Burlington, North Carolina. The retail division currently has approximately 342 employees.

    OFFICE DIVISION. The Company's office division is responsible for all aspects of the Company's commercial office operations, including the provision of management, leasing, and brokerage services for the 15 Office Properties, as well as the development and acquisition of additional office properties. The office division also is responsible for the provision of third-party management services for office properties in which the Company does not have an interest. The office division has a regional office located in Atlanta, Georgia and currently has approximately 56 employees.

FINANCING STRATEGY

    The Company intends to maintain a ratio of debt to total market capitalization (I.E., the total debt divided by the market value of issued and outstanding Common Shares, Preferred Shares and Units plus total debt) in the range of 30% to 45%. The Company's total market capitalization as of December 31, 1997, was $1.8 billion, and its ratio of debt to total market capitalization was 39.8%. Following the Offering the Company's ratio of debt to total market capitalization will be 31.9%. The Company intends to maintain a conservative payout ratio (I.E., distributions as a percentage of FFO). In 1997 the Company's payout ratio was 77%.

    The Company may from time to time reevaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities, and other factors. The Company may modify its borrowing policy and may increase or decrease its ratio of debt to total market capitalization. To the extent that the Board of Trustees of the Company determines to seek additional capital, the Company may raise such capital through additional equity offerings, debt financings, or retention of cash flow (subject to provisions in the Internal Revenue Code, as amended, requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income) or a combination of these methods.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Common Shares offered hereby (assuming a public offering price of $31 7/8 per share, the reported last sale price of the Common Shares on the NYSE on April 6, 1998) are estimated to be approximately $90.4 million ($104.0 million if the Underwriter's over-allotment option is exercised in full). The Company will use the net proceeds of the Offering to repay outstanding balances under the Line of Credit. Pending such application, the Company may invest the net proceeds in short-term investments that are consistent with the Company's qualification for taxation as a REIT, such as commercial paper, government securities or money market funds that invest in government securities. The Company anticipates that, upon completion of the Offering and the application of the estimated net proceeds therefrom, the amount outstanding under the Line of Credit will be $20.6 million.

             PRICE RANGE OF COMMON SHARES AND DISTRIBUTION HISTORY

    The Common Shares are traded on the NYSE under the symbol "CLP." As of March 9, 1998, the Company's transfer agent reported 460 record holders of Common Shares. The reported last sale price for the Common Shares on the NYSE on April 6, 1998 was $31 7/8 per share. The following table sets forth the high and low closing sales prices per Common Share for the periods indicated as reported on the NYSE and the distributions per share paid by the Company during such periods.

CALENDAR PERIOD                                             HIGH         LOW       DISTRIBUTION
-------------------------------------------------------  -----------  ----------  ---------------
1996:
  First Quarter........................................  $   26.0000  $  23.0000     $     .50
  Second Quarter.......................................  $   24.7500  $  22.0000     $     .50
  Third Quarter........................................  $   26.3750  $  23.7500     $     .50
  Fourth Quarter.......................................  $   30.3750  $  25.8750     $     .50
1997:
  First Quarter........................................  $   31.8750  $  28.1250     $     .52
  Second Quarter.......................................  $   30.1250  $  26.6250     $     .52
  Third Quarter........................................  $   31.3750  $  27.5000     $     .52
  Fourth Quarter.......................................  $   30.7500  $  27.7500     $     .52
1998:
  First Quarter........................................  $   31.3750  $  29.4375     $     .55
  Second Quarter (through April 6).....................  $   32.1250  $  31.8125            --

    The Company's current indicated annualized distribution is $2.20 per Common Share. The Company has made consecutive quarterly distributions since its IPO and has increased its annual distribution each year. The amount of the indicated annualized distribution for 1998 represents a 5.8% increase over the Company's total distributions for 1997. A portion of the Company's distribution may represent a non-taxable return of capital and/or a capital gain dividend. Approximately 26% of the 1997 distribution of $2.08 per Common Share was a non-taxable return of capital. There were no capital gain dividends in 1997. The Company's ability to make distributions depends on a number of factors, including its net cash provided by operating activities, capital commitments and debt repayment schedules. If the Common Shares offered hereby are outstanding on the applicable record date, the holders of such Common Shares on the record date will be entitled to receive any distribution that may be declared by and at the discretion of the Company's Board of Trustees for the first quarter of 1998.

    Holders of Common Shares are entitled to receive distributions when, as and if declared by the Board of Trustees out of any funds legally available for that purpose. The Company, as a REIT, is required to distribute annually to its shareholders at least 95% of its "real estate investment trust taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. See "Federal Income Tax Considerations--Taxation of the Company" in the accompanying Prospectus.

    The Company offers a dividend reinvestment and share purchase plan under which holders of Common Shares are permitted to reinvest their dividends in additional Common Shares and to make voluntary cash payments for the purchase of additional Common Shares, at a 5% discount and without payment of any brokerage commissions or service charges. The plan is administered by The First National Bank of Boston.

                                 CAPITALIZATION

    The following table sets forth the historical capitalization of the Company as of December 31, 1997, and on a Pro Forma basis to give effect to the completion of three public offerings of equity securities to unit investment trusts completed during the first quarter of 1998, the Offering (assuming a public offering price of $31 7/8 per share, the reported last sale price on the NYSE on April 6, 1998) and the use of the estimated net proceeds therefrom. The information set forth in the following table should be read in conjunction with the financial information and notes thereto incorporated herein and in the accompanying Prospectus by reference, and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                                            DECEMBER 31, 1997
                                                                                        --------------------------
                                                                                         HISTORICAL    PRO FORMA
                                                                                        ------------  ------------
                                                                                              (IN THOUSANDS)
DEBT:
  Notes and mortgages payable.........................................................  $    702,044  $    584,958
MINORITY INTEREST IN OPERATING PARTNERSHIP............................................       174,281       192,713
SHAREHOLDERS' EQUITY:
  Preferred Shares, $.01 par value, 10,000,000 authorized and 5,000,000 issued and
    outstanding.......................................................................            50            50
  Common Shares, $.01 par value, 65,000,000 authorized, 21,152,754 and 25,802,039 (Pro
    Forma), respectively, issued and outstanding (1)..................................           212           258
  Additional paid-in capital..........................................................       524,605       668,284
  Cumulative earnings.................................................................        82,716        82,716
  Cumulative distributions............................................................      (116,768)     (116,768)
  Deferred compensation on restricted shares..........................................          (396)         (396)
                                                                                        ------------  ------------
    Total shareholders' equity........................................................       490,419       634,144
                                                                                        ------------  ------------
    Total capitalization..............................................................  $  1,366,744  $  1,411,815
                                                                                        ------------  ------------
                                                                                        ------------  ------------

---------

(1) Does not include 10,041,844 shares reserved for possible issuance upon redemption of issued and outstanding Units, 226,743 shares subject to options granted under the Employee Plan, and 118,333 shares subject to options granted under the Trustee Plan.

                  SELECTED FINANCIAL AND OPERATING INFORMATION

    The following selected historical financial and operating information for the years ended December 31, 1997, 1996, 1995 and 1994 have been derived from the audited historical Consolidated and Combined Financial Statements of the Company. Such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Prospectus Supplement and the financial statements included in the documents incorporated by reference into the accompanying Prospectus.

    The Company believes that the book value of its real estate assets, which reflects the historical costs of such assets less accumulated depreciation, is not indicative of the current market value of the Properties.

                                                          1997           1996           1995           1994
                                                      -------------  -------------  -------------  -------------
                                                           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
OPERATING DATA:
Total revenue.......................................  $     184,126  $     134,881  $     110,890  $      64,031
Expenses:
  Depreciation and amortization.....................         33,278         23,533         20,490         13,061
  Other operating...................................         63,581         46,819         41,772         24,026
Income from operations..............................         87,267         64,529         48,628         26,944
Interest expense....................................         40,496         24,584         24,060         10,877
Other income, net...................................          3,187          1,303            736            578
Income before extraordinary items and minority
  interest..........................................         49,958         41,248         25,479         16,767
Dividends to preferred shareholders.................          1,671       --             --             --
Net income available to common shareholders.........         30,277         27,506         14,936         11,317
Per share--basic and diluted:
  Income before extraordinary items.................  $        1.66  $        1.60  $        1.29  $        1.18
  Extraordinary loss from early extinguishment of
    debt............................................          (0.13)         (0.02)      --             --
  Net income........................................           1.53           1.58           1.29           1.18
  Dividends declared................................           2.08           2.00           1.90           1.73
BALANCE SHEET DATA:
Land, buildings, and equipment, net.................  $   1,268,432  $     801,800  $     624,517  $     555,581
Total assets........................................      1,397,078        948,105        681,122        620,413
Total debt..........................................        702,044        506,435        354,100        362,134
OTHER DATA:
Funds from operations(1)............................  $      77,493  $      62,999  $      44,015  $      28,123
Weighted average number of Common Shares (and share
  equivalents) outstanding..........................     28,718,804     25,710,160     19,701,385     14,278,000
Total market capitalization(2)......................      1,764,810      1,298,946        894,342        759,313
Ratio of debt to total market capitalization........           39.8%          39.0%          39.6%          47.7%
Cash flow provided by (used in):
  Operating activities..............................  $      72,065  $      62,873  $      47,004  $      27,970
  Investing activities..............................       (346,379)      (224,076)       (95,592)      (119,162)
  Financing activities..............................        275,503        162,957         29,443         84,689
Total properties (at end of year)...................             93             73             62             55

---------

(1) The Company generally considers FFO a widely used and appropriate measure of performance for an equity REIT that provides a relevant basis for comparison among REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of property, plus real estate depreciation and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the Company's performance. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions, and
    (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating the Company's operating performance.

(2) Total market capitalization is the market value of all outstanding Common Shares and Preferred Shares of the Company plus total debt. This amount was calculated assuming the conversion of 9,976,419, 8,431,198, 8,141,023, and 8,070,159 Units into Common Shares for 1997, 1996, 1995, and 1994 respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the Consolidated and Combined Financial Statements and Notes thereto incorporated by reference in the accompanying Prospectus.

GENERAL

    The Company is a REIT engaged in the ownership, development, management, and leasing of multifamily communities, retail malls and shopping centers, and office buildings in eight states in the Sunbelt region of the United States. As of December 31, 1997, the Company's real estate portfolio consisted of 43 Multifamily Properties, 37 Retail Properties, and 13 Office Properties, making the Company one of the largest diversified REITs in the United States.

    The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in the accompanying Prospectus.

RESULTS OF OPERATIONS--1997 VS. 1996

    In 1997, the Company experienced growth in revenues, operating expenses, and net income which resulted from the acquisition and development of 43 Properties during 1997 and 1996. As a result of the acquisitions and developments, the Company's net income before dividends to preferred shareholders increased by $5.0 million, or 18%, for 1997 when compared to 1996. On a per share basis, net income available to common shareholders was $1.53 for 1997, a 3.2% decrease, compared to $1.58 for 1996. The decrease in net income available to common shareholders, on a per share basis, is directly attributable to the extraordinary loss from early extinguishment of debt and the dividends paid to the preferred shareholders.

    REVENUES. Total revenues increased by $49.2 million, or 36.5% during 1997 when compared to 1996. Of this increase, $43.4 million relates to revenues generated by Properties that were acquired or developed during 1997 and 1996. The remaining increase primarily relates to increases in rental rates at existing Properties.

    OPERATING EXPENSES. Total operating expenses increased by $26.5 million, or 37.7%, during 1997 when compared to 1996. The majority of this increase, $21.5 million, relates to additional operating expenses associated with Properties that were acquired or developed during 1997 and 1996. Depreciation expense at existing Properties increased by $1.8 million during 1997 when compared to 1996. The remaining increase primarily relates to the resolution of prior year reserves for certain tax contingencies, increases in operating expenses at existing properties, and overall increases in corporate overhead and personnel costs associated with the Company's continued growth.

    OTHER INCOME AND EXPENSES. Interest expense increased by $15.9 million, or 64.7%, during 1997 when compared to 1996. The increase in interest expense is primarily attributable to the assumption of $75 million of debt, the issuance of $175 million in Medium Term Notes, and the increased usage of the Company's line of credit in conjunction with the financing of acquisitions and developments.

LIQUIDITY AND CAPITAL RESOURCES

    During 1998, the Company has invested approximately $32.3 million in the acquisition and development of properties. The Company financed this acquisition and development activity through net proceeds from public offerings of equity securities totalling $45.6 million ($136.0 million including the net proceeds from this Offering), advances under the Line of Credit and cash from operations. The Company also used the net proceeds from its three public offerings of equity securities to unit investment trusts during 1998 to repay approximately $45.6 million of the principal balance of the Line of Credit. The Company anticipates that, upon completion of the Offering and the application of the estimated net proceeds therefrom, the amount available under the Line of Credit will be $179.4 million.

    During 1997, the Company invested $523.0 million in the acquisition and development of properties. This acquisition and development activity increased the Company's Multifamily, Retail, and Office Property holdings. The Company financed this growth through proceeds from public offerings of equity and debt totaling $403.0 million during 1997, advances on its Line of Credit, the issuance of Units, and cash from operations. In connection with the acquisition activity, the Company sold or exchanged six multifamily properties and one office property through tax-deferred transactions. The Company also used these sources of funds, along with exchanging or selling properties, to repay or transfer $20 million on 17 mortgage loans.

    At December 31, 1997, the Company's total outstanding debt balance was $702.0 million. The outstanding balance includes fixed-rate debt of $531.3 million, or 75.7%, and floating-rate debt of $170.7 million, or 24.3%. Of this floating rate debt, $53.0 million is tax-exempt floating-rate debt bearing a weighted average interest rate of 4.74%. The Company has obtained interest rate protection for $67.8 million of the floating-rate debt under two agreements. One agreement, protecting $17.8 million, limits the debt to an interest rate of 5.96% through September 30, 1998, and the other agreement, protecting $50.0 million, limits the debt to an interest rate of 8.00% through May 2, 2000. The Company's total market capitalization as of December 31, 1997 was $1.76 billion and its ratio of debt to total market capitalization was 39.8%. Following the Offering the Company's ratio of debt to total market capitalization will be 31.9%. Certain loan agreements of the Company contain restrictive covenants which, among other things, require maintenance of various financial ratios. At December 31, 1997, the Company was in compliance with these covenants.

ACQUISITION AND DEVELOPMENT ACTIVITIES

    MULTIFAMILY PROPERTIES. During 1997, the Company added 1,434 apartment units through the acquisition of five multifamily communities at an aggregate cost of $84.0 million. In a continuing effort to diversify its portfolio, the Company sold or exchanged six multifamily communities, which had a net book value of $68.0 million and consisted of 2,464 apartments units. The Company also completed construction of two multifamily communities containing an aggregate of 524 apartment units and acquired land on which it intends to develop additional multifamily communities during 1998. The aggregate cost of these completed multifamily communities was $32.1 million and the aggregate cost of the land was $15.9 million.

    As of December 31, 1997, the Company had 1,170 apartment units in 11 multifamily communities under development or expansion. Four of the multifamily projects were completed during the first quarter of 1998, and management anticipates that four others will be completed during 1998. The three remaining multifamily projects are expected to be completed during the first half of 1999. Management expects the aggregate cost of these 11 projects to be approximately $156.0 million.

    RETAIL PROPERTIES. During 1997, the Company added 4.9 million square feet of retail shopping space through the acquisition of nine community shopping centers and seven enclosed malls at an aggregate cost of $250.6 million. The Company also completed a 422,000 square foot expansion of a regional mall in Macon, Georgia and a 239,000 square food expansion of a community shopping center in Montgomery, Alabama at an aggregate cost during 1997 of $28.6 million.

    OFFICE PROPERTIES. During 1997, the Company increased its office portfolio by one million square feet with the acquisition of four Office Properties and the purchase of additional interests in two joint ventures. The Office Properties are located in Alabama and Georgia and were purchased at an aggregate cost of $104.5 million. In connection with one of the acquisitions, the Company exchanged an office property which had a net book value of $2.0 million and consisted of 25,000 square feet.

FUNDS FROM OPERATIONS

    The Company's FFO for the years ended December 31, 1997 and 1996 was computed as follows:

                                                                            1997       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Net income..............................................................  $  30,277  $  27,506
Adjustments:
  Minority interest in Operating Partnership............................     14,360     13,231
  Depreciation(1).......................................................     32,288     22,621
  Gains from sales of property(1).......................................     (3,082)      (870)
  Debt prepayment penalties.............................................      3,650        511
                                                                          ---------  ---------
Funds from operations...................................................  $  77,493  $  62,999

---------
(1) Includes pro-rata share of adjustments for subsidiaries.

SCHEDULE OF INDEBTEDNESS

    Certain of the Properties are subject to mortgage indebtedness. The Properties whose financial results are consolidated in the financial statements of the Company are subject to existing mortgage indebtedness, and the Company has unsecured notes payable, in an aggregate amount as of December 31, 1997, of approximately $702.0 million, carrying a weighted average interest rate of 7.23% and a weighted average maturity of 7.3 years. The mortgage indebtedness on the Properties and the Company's unsecured indebtedness as of December 31, 1997, are set forth in the table below:

                                                                             ANTICIPATED
                                                                             ANNUAL DEBT
                                                        PRINCIPAL              SERVICE
                                     INTEREST        BALANCE (AS OF            (1/1/98-            MATURITY
           PROPERTY (1)                RATE             12/31/97)             12/31/98)            DATE (2)
----------------------------------  ----------      -----------------       --------------      --------------
MORTGAGE DEBT
MULTIFAMILY PROPERTIES:
  CG at Carrollwood...............    8.870%         $      6,230,000        $     552,601            03/05/05
  CG at Natchez Trace.............    7.950%                6,859,693              577,803            09/01/35
                                      8.000%                4,081,678              351,254            02/01/37
  CV at Rocky Ridge...............    5.900%                6,000,000(11)          354,000            08/01/02(3)
                                      7.625%                1,335,000              188,648            08/01/02(3)
  CG at Galleria Woods............    6.875%                7,253,376              645,715            07/15/99
  CG at Mountain Brook............    8.000%               12,101,956            1,134,426            01/10/00
  CV at Cahaba Heights............    8.060%                3,696,965              376,726            05/10/00
  CG at Edgewater.................    7.500%                9,811,501           10,481,759            11/15/98
  CV at Inverness.................    5.960%(4)             9,900,000(11)          347,490            06/15/26(5)
  CV at Huntleigh Woods...........    9.500%                2,992,056(8)            21,280(8)         05/01/02
  CV at Inverness Lakes...........    5.900%                4,000,000(11)          236,000            07/31/02(6)
                                      7.625%                1,663,333              204,037            07/31/02(7)
  CG at Galleria..................    4.540%               22,400,000(11)          786,240            06/15/26(5)
  CG at Research Park.............    4.800%               12,775,000(11)          448,403            06/15/26(5)
  CG at Riverchase................    7.150%                9,081,348            9,134,047            12/31/98
  Ski Lodge--Tuscaloosa...........    9.500%                4,779,642(8)            33,994(8)         05/01/02
  CV at Vernon Marsh..............    5.960%(4)             4,500,000(11)          157,950            06/15/26(5)
  CV at White Bluff...............    5.960%(4)             3,400,000(11)          119,340            06/15/26(5)
  CV at Hillwood..................    5.900%                3,330,000(11)          196,470            07/31/02(6)
                                      7.625%                1,593,333              197,203            07/31/02(7)
RETAIL PROPERTIES:
  Bellwood........................   10.125%                2,973,419              324,825            01/01/99
  Island Walk.....................    8.800%               10,253,337            1,059,766            10/01/01
  Mayberry Mall...................    9.220%                3,401,032              362,787            10/01/01
  Montgomery Promenade............    9.250%               10,810,000              999,925            07/01/00
  Rivermont Shopping Center.......   10.125%                1,789,378              270,656            09/01/08
  University Park Plaza...........    8.870%               14,445,000            1,281,272            03/05/05
  Village at Roswell Summit.......    8.930%                1,652,438              168,057            09/01/05
OFFICE PROPERTIES:
  International Park..............    8.650%                2,011,911              216,795            10/01/99
  Interstate Park.................    8.500%                4,481,137              643,443            08/01/03
  Riverchase Center...............    7.880%                8,479,599              897,960            12/01/00
  Mansell Office Park.............    8.250%               17,571,480            1,595,700            01/10/08
                                      8.625%               14,007,994            1,333,754            06/01/00
OTHER DEBT:
  Land Loan.......................    7.010%                  668,364              712,178            09/30/98
UNSECURED INDEBTEDNESS
  Line of Credit, incl. Comp.
    Bid...........................    6.696%(9)           117,086,000            7,910,330            07/10/98(10)
  Unsecured Senior Notes..........    7.500%               64,886,337            4,875,000            07/15/01
  Unsecured Senior Notes..........    8.050%               64,741,683            5,232,500            07/15/06
  Medium Term Notes...............    7.050%               50,000,000            3,525,000            12/15/03
  Medium Term Notes...............    7.160%               50,000,000            3,580,000            01/17/03
  Medium Term Notes...............    6.690%               75,000,000            5,017,500            07/26/04
  Medium Term Notes...............    6.960%               25,000,000            1,740,000            08/01/05
  Medium Term Notes...............    6.980%               25,000,000            1,745,000            09/26/05
                                                    -----------------       --------------
TOTAL                                                $    702,043,990        $  70,037,834
                                                    -----------------       --------------
                                                    -----------------       --------------


                                       ESTIMATED
                                      BALANCE DUE
           PROPERTY (1)               AT MATURITY
----------------------------------  ----------------
MORTGAGE DEBT
MULTIFAMILY PROPERTIES:
  CG at Carrollwood...............   $     6,230,000
  CG at Natchez Trace.............            47,813
                                              29,071
  CV at Rocky Ridge...............         6,000,000
                                             841,667
  CG at Galleria Woods............         7,035,235
  CG at Mountain Brook............        11,742,632
  CV at Cahaba Heights............         3,502,055
  CG at Edgewater.................         9,685,749
  CV at Inverness.................         9,900,000
  CV at Huntleigh Woods...........         2,992,056(8)
  CV at Inverness Lakes...........         4,000,000
                                           1,234,167
  CG at Galleria..................        22,400,000
  CG at Research Park.............        12,775,000
  CG at Riverchase................         8,967,396
  Ski Lodge--Tuscaloosa...........         4,779,642(8)
  CV at Vernon Marsh..............         4,500,000
  CV at White Bluff...............         3,400,000
  CV at Hillwood..................         3,330,000
                                           1,179,167
RETAIL PROPERTIES:
  Bellwood........................         2,948,518
  Island Walk.....................         9,578,044
  Mayberry Mall...................         3,237,064
  Montgomery Promenade............        10,810,000
  Rivermont Shopping Center.......            52,091
  University Park Plaza...........        14,445,000
  Village at Roswell Summit.......         1,401,860
OFFICE PROPERTIES:
  International Park..............         1,931,425
  Interstate Park.................         2,648,144
  Riverchase Center...............         7,766,043
  Mansell Office Park.............        15,285,811
                                          13,682,324
OTHER DEBT:
  Land Loan.......................           649,897
UNSECURED INDEBTEDNESS
  Line of Credit, incl. Comp.
    Bid...........................       117,086,000
  Unsecured Senior Notes..........        65,000,000
  Unsecured Senior Notes..........        65,000,000
  Medium Term Notes...............        50,000,000
  Medium Term Notes...............        50,000,000
  Medium Term Notes...............        75,000,000
  Medium Term Notes...............        25,000,000
  Medium Term Notes...............        25,000,000
                                    ----------------
TOTAL                                $   681,093,871
                                    ----------------
                                    ----------------

----------

 (1) As noted in the table, certain Properties were developed in phases and separate mortgage indebtedness may encumber each of the various phases. In the listing of property names, CG has been used as an abbreviation for Colonial Grand and CV as an abbreviation for Colonial Village.

 (2) All of the mortgages can be prepaid at any time, subject to prepayment penalties calculated typically on a yield maintenance basis, except for the mortgages encumbering CV at Rocky Ridge, CV at Inverness Lakes, CV at Hillwood, and CG at Natchez Trace, which are closed to prepayment for varying lengths of time.

 (3) The maturity date noted represents the date on which credit enhancement expires for the tax-exempt municipal bonds put in place as part of the original financing for the Property. The stated maturity date for the loans is August 1, 2007.

 (4) Represents the maximum interest rate payable by the Company for the next nine months on these loans as the result of an interest rate protection agreement entered into by the Company. The loans (which are financed through tax-exempt bonds) secured by these Properties (or phases thereof) bear interest at a variable rate, determined weekly at the rate necessary to produce a bid in the process of remarketing the bonds equal to par plus accrued interest, based on comparable issues in the market. The interest rate for these debt obligations as of December 31, 1997, was 3.80% for these Properties.

 (5) These loans are financed through tax-exempt bonds which are credit enhanced by Fannie Mae. The loans, which bear interest at a weekly variable interest rate, require monthly interest payments through June 2006 and principal and interest payments from July 2006 through June 2026. The weighted average interest rate of these five loans was 3.87% at December 31, 1997.

 (6) The maturity date noted represents the date on which credit enhancement expires for the tax-exempt municipal bonds put in place as part of the original financing for the Property. The stated maturity date for the loans is August 1, 2022.

 (7) The maturity date noted represents the date on which credit enhancement expires for the tax-exempt municipal bonds put in place as part of the original financing for the Property. The stated maturity date for the loans is August 1, 2010.

 (8) The principal balances outstanding on these loans were repaid in February 1998 through advances on the Company's unsecured Line of Credit. The amounts presented for anticipated annual debt service for these loans represent the principal and interest paid during 1997 (excluding the final principal balance paid). The amounts presented for estimated balance due on maturity for these loans represent the outstanding balances that were repaid in February 1998.

 (9) This Line of Credit bears interest at a variable rate, based on LIBOR plus a spread that ranges from 100 to 150 basis points. At December 31, 1997, the Line of Credit bore interest at a rate of 110 basis points above LIBOR. The facility also includes a competitive bid feature that allows the Company to convert up to $100 million under the Line of Credit to a fixed rate, for a fixed term not to exceed 90 days. At December 31, 1997, $45 million was outstanding under a competitive bid loan which bore interest at a weighted average rate of 6.60%.

 (10) This credit facility has a term of one year beginning in July 1997 and provides for a two-year amortization in the event of non-renewal.

 (11) These loans are financed through tax-exempt bonds.

    In addition to the foregoing mortgage debt, the two Office Properties in which the Company owns partial interests (and which therefore are not consolidated in the financial statements of the Company) also are subject to existing mortgage indebtedness. The Company's pro-rata share of such indebtedness as of December 31, 1997, was $1,057,000 which carried a weighted average interest rate of 9.3%. The maturity dates of these loans range from May 31, 1998 to July 17, 2000, and as of December 31, 1997, the loans had a weighted average maturity of 1.8 years.

                                   PROPERTIES

GENERAL

    The 95 Properties owned by the Company consist of 43 Multifamily Properties, 37 Retail Properties, and 15 Office Properties. Certain information relating to the Company's revenues and occupancy rates by Property type as of and for the year ended December 31, 1997 is set forth below.

                                                                         PERCENT
                                                      TOTAL 1997           OF
                                                       PROPERTY           TOTAL         PERCENTAGE
                                                       REVENUE            1997         OCCUPANCY AT
                      NUMBER OF      UNITS/GLA/          (IN            PROPERTY         DEC. 31,
  TYPE OF PROPERTY    PROPERTIES      NRA (1)       THOUSANDS) (2)      REVENUE (2)      1997 (3)
--------------------  ---------      ----------     --------------      ---------      ------------
Multifamily.........     43              13,759      $ 95,503             51.8%         93.8%
Retail..............     37          10,558,000        71,179             38.6%         93.3%
Office..............     15(4)        2,198,000(4)     17,761(5)           9.6%(5)      95.5%(5)
                         --
                                                    --------------      ---------
    Total...........     95                          $184,443            100.0%
                         --
                         --
                                                    --------------      ---------
                                                    --------------      ---------

---------

(1) Units (in this table only) refers to multifamily apartment units, GLA refers to gross leasable area of retail space and NRA refers to net rentable area of office space.

(2) Includes the Company's proportionate share of revenue from those Office Properties accounted for under the equity method.

(3) Excludes 1,972 units of expansion phases of five Multifamily Properties that had not achieved stabilized occupancy as of December 31, 1997.

(4) Includes two Office Properties acquired in January 1998.

(5) Excludes two Office Properties acquired in January 1998.

    The following table reflects the amount of the Company's net operating income for the fourth quarter of 1997, as a percentage of total net operating income of the Properties for the quarter, contributed by the Properties in the eight states in which the Properties are located. Net operating income for Properties acquired or developed during the fourth quarter of 1997 has been adjusted to reflect a full quarter of operation.

                                                            ADJUSTED       PERCENT OF TOTAL
                                                          NET OPERATING    4TH QUARTER 1997
                         STATE                               INCOME      NET OPERATING INCOME
--------------------------------------------------------  -------------  --------------------
Alabama.................................................   $15,810,881                 37%
Florida.................................................     9,790,000                 23%
Georgia.................................................    10,692,450                 25%
North Carolina..........................................     2,810,500                  7%
South Carolina..........................................     1,912,000                  4%
Other (3 States)........................................     2,062,500                  4%
                                                          -------------  --------------------
    Total...............................................   $43,078,331                100%
                                                          -------------  --------------------
                                                          -------------  --------------------

MULTIFAMILY PROPERTIES

    The 43 Multifamily Properties contain a total of 13,759 garden-style apartments and range in size from 104 to 1,080 apartment units. Fourteen of the Multifamily Properties were acquired by the Company in connection with the formation of the Company at the time of the IPO (the "Formation Transactions"), 13 Properties and one additional phase of an existing Property were acquired during 1994, seven Properties were acquired during 1996 and five Properties were acquired during 1997. Also, since its IPO the Company has developed four additional Multifamily Properties. Twenty Multifamily Properties (containing a total of 6,985 apartment units) are located in Alabama, 13 Multifamily Properties (containing a total of 4,502 apartment units) are located in Florida, eight Multifamily Properties (containing a total of 1,594 apartments units) are located in Georgia, one Multifamily Property (containing a total of 328 apartment units) is located in Mississippi, and one Multifamily Property (containing a total of 350 apartment units) is located in South Carolina. All of the Multifamily Properties are managed by the Company.

    The following table sets forth certain additional information relating to the Multifamily Properties as of and for the year ended December 31, 1997.

                             MULTIFAMILY PROPERTIES

                                                                                                              AVERAGE
                                                        YEAR        NUMBER      APPROXIMATE                   RENTAL
                                                      COMPLETED       OF       RENTABLE AREA     PERCENT       RATE
      MULTIFAMILY PROPERTY (1)          LOCATION         (2)       UNITS (3)   (SQUARE FEET)    OCCUPIED     PER UNIT
------------------------------------  -------------  -----------  -----------  --------------  -----------  -----------
ALABAMA:
CV at Ashford Place.................  Mobile         1983                168         139,000         95.8%   $     488
CV at Rocky Ridge...................  Birmingham     1984                226         259,000         92.0%         598
Colony Park.........................  Mobile         1975                201         130,000         92.5%         387
CG at Galleria Woods................  Birmingham     1994                244         261,000         92.6%         656
CG at Mountain Brook................  Birmingham     1987/91             392         393,000         89.5%         679
CV at Trussville....................  Birmingham     1996/97             376         410,000          (7)          674
CV at Cahaba Heights................  Birmingham     1992                125         131,000         92.0%         701
CG at Edgewater.....................  Huntsville     1990                308         323,000         98.4%         571
CV at Inverness.....................  Birmingham     1986/87/90          586         395,000         90.8%         540
CV at Huntleigh Woods...............  Mobile         1978                233         199,000         99.6%         433
CG/CV at Inverness Lakes............  Mobile         1983/96             366         362,000         96.8%         572
CV at McGehee Place.................  Montgomery     1986/95             468         404,000         92.5%         539
CV at Monte D'Oro...................  Birmingham     1977                200         296,000         97.5%         650
Patio...............................  Auburn         1966/83/84          240         179,000         95.8%         411
CV at Hillcrest.....................  Mobile         1981                104         114,000        100.0%         590
CG at Galleria......................  Birmingham     1986/96           1,080       1,195,000         92.3%         614
CG at Research Park.................  Huntsville     1987/94             736         809,000         97.0%         555
CG at Riverchase....................  Birmingham     1984/91             468         746,000         94.2%         746
Ski Lodge Tuscaloosa................  Tuscaloosa     1976/92             304         273,000         94.1%         406
CV at Hillwood......................  Montgomery     1984                160         151,000         95.6%         550
    Other...........................
                                                                  -----------  --------------       -----        -----
  Subtotal--Alabama (20 Properties).............................       6,985       7,169,000         94.1%         582
                                                                  -----------  --------------       -----        -----
FLORIDA:
CG at Kirkman.......................  Orlando        1991                370         337,000         92.2%         759
CG at Carrollwood...................  Tampa          1966                244         286,000         96.3%         803
CG at Bayshore......................  Bradenton      1997                332         369,000          (7)          722
CG at Heathrow......................  Orlando        1997                312         370,000         95.5%         817
CG at Hunter's Creek................  Orlando        1997                496         624,000          (7)          833
CG at Palma Sola....................  Bradenton      1992                340         292,000         91.2%         689
CG at Palm Aire.....................  Sarasota       1991                248         252,000         99.2%         785
CG at Gainesville...................  Gainesville    1989/93/94          560         489,000         93.6%         720
CG at Ponte Vedra...................  Jacksonville   1988                240         212,000         95.4%         666
CV at Oakleigh......................  Pensacola      1997                176         186,000         94.7%         683
CV at River Hills...................  Tampa          1991/97             528         465,000          (7)          614
CV at Lake Mary.....................  Orlando        1991/95             504         431,000         98.0%         628
CV at Cordova.......................  Pensacola      1983                152         116,000         98.7%         497
    Other...........................
                                                                  -----------  --------------       -----        -----
    Subtotal--Florida (13 Properties)...........................       4,502       4,429,000         95.2%         714
                                                                  -----------  --------------       -----        -----
GEORGIA:
CG at Barrington....................  Macon          1996                176         201,000         80.1%         658
CG at Wesleyan......................  Macon          1997                240         240,000          (7)          621
North Ingle Villas..................  Macon          1983                140         133,000         82.1%         550
CV at White Bluff...................  Savannah       1986                120         108,000         91.7%         631
CV at Vernon Marsh..................  Savannah       1986/87             178         151,000         95.5%         610
CG at Spring Creek..................  Macon          1992/94             296         328,000         91.6%         618
CV at Stockbridge...................  Stockbridge    1993/94             240         253,000         96.3%         672
CV at Timothy Woods.................  Athens         1996                204         211,000         89.2%         740
                                                                  -----------  --------------       -----        -----
    Subtotal--Georgia (8 Properties)............................       1,594       1,625,000         90.1%         641
                                                                  -----------  --------------       -----        -----
MISSISSIPPI:
CG at Natchez Trace.................  Jackson        1995/97             328         343,000         99.0%         637
                                                                  -----------  --------------       -----        -----
    Subtotal--Mississippi (1 Property)..........................         328         343,000         99.0%         637
                                                                  -----------  --------------       -----        -----
SOUTH CAROLINA:
CV at Caledon Wood..................  Greenville     1995/96             350         367,000         86.0%         727
                                                                  -----------  --------------       -----        -----
    Subtotal--South Carolina (1 Property).......................         350         367,000         86.0%         727
                                                                  -----------  --------------       -----        -----
    TOTAL (43 Properties).......................................      13,759      13,933,000         93.8%   $     631(5)
                                                                  -----------  --------------       -----        -----
                                                                  -----------  --------------       -----        -----

                                      TOTAL MULTIFAMILY     PERCENT OF
                                          PROPERTY          TOTAL 1997
                                         REVENUE FOR         PROPERTY
      MULTIFAMILY PROPERTY (1)              1997           REVENUES (4)
------------------------------------  -----------------  -----------------
ALABAMA:
CV at Ashford Place.................    $   1,007,257              0.5%
CV at Rocky Ridge...................        1,491,752              0.8%
Colony Park.........................          879,268              0.5%
CG at Galleria Woods................        1,710,598              0.9%
CG at Mountain Brook................        2,679,375              1.5%
CV at Trussville....................        1,424,920(6)           0.8%
CV at Cahaba Heights................          923,694              0.5%
CG at Edgewater.....................        2,153,980              1.2%
CV at Inverness.....................        2,955,040              1.6%
CV at Huntleigh Woods...............        1,250,658              0.7%
CG/CV at Inverness Lakes............        2,837,271              1.5%
CV at McGehee Place.................        2,526,700              1.4%
CV at Monte D'Oro...................        1,531,823              0.8%
Patio...............................        1,118,992              0.6%
CV at Hillcrest.....................          740,351              0.4%
CG at Galleria......................        6,095,519              3.3%
CG at Research Park.................        5,282,727              2.9%
CG at Riverchase....................        3,888,784              2.1%
Ski Lodge Tuscaloosa................        1,402,641              0.8%
CV at Hillwood......................          959,472              0.5%
    Other...........................        9,773,474(8)           5.3%
                                      -----------------            ---
  Subtotal--Alabama (20 Properties).    $  52,634,296             28.6%
                                      -----------------            ---
FLORIDA:
CG at Kirkman.......................    $   3,361,931              1.8%
CG at Carrollwood...................        2,224,130              1.2%
CG at Bayshore......................        1,364,051              0.7%
CG at Heathrow......................        2,984,876              1.6%
CG at Hunter's Creek................        1,968,151              1.1%
CG at Palma Sola....................        2,341,892              1.3%
CG at Palm Aire.....................        2,219,046              1.2%
CG at Gainesville...................        4,551,652              2.5%
CG at Ponte Vedra...................        1,723,195              0.9%
CV at Oakleigh......................          751,218(6)           0.4%
CV at River Hills...................        2,519,441              1.4%
CV at Lake Mary.....................        3,764,405              2.0%
CV at Cordova.......................          896,927              0.5%
    Other...........................          972,311(8)           0.5%
                                      -----------------            ---
    Subtotal--Florida (13 Properties    $  31,643,226             17.1%
                                      -----------------            ---
GEORGIA:
CG at Barrington....................    $   1,249,780              0.7%
CG at Wesleyan......................          600,453              0.3%
North Ingle Villas..................          732,141              0.4%
CV at White Bluff...................          871,295              0.5%
CV at Vernon Marsh..................        1,264,803              0.7%
CG at Spring Creek..................        2,104,184              1.1%
CV at Stockbridge...................        1,790,655              1.0%
CV at Timothy Woods.................          825,338(6)           0.4%
                                      -----------------            ---
    Subtotal--Georgia (8 Properties)    $   9,438,649              5.1%
                                      -----------------            ---
MISSISSIPPI:
CG at Natchez Trace.................    $   1,025,654(6)           0.6%
                                      -----------------            ---
    Subtotal--Mississippi (1 Propert    $   1,025,654              0.6%
                                      -----------------            ---
SOUTH CAROLINA:
CV at Caledon Wood..................    $     761,142(6)           0.4%
                                      -----------------            ---
    Subtotal--South Carolina (1 Prop    $     761,142(6)           0.4%
                                      -----------------            ---
    TOTAL (43 Properties)...........    $  95,502,967             51.8%
                                      -----------------            ---
                                      -----------------            ---

-------------

(1) All Multifamily Properties are 100% owned by the Company. In the listing of Multifamily Property names, CG has been used as an abbreviation for Colonial Grand and CV as an abbreviation for Colonial Village.

(2) Year initially completed and, where applicable, year(s) in which additional phases were completed at the Property.

(3) Units (in this table only) refers to multifamily apartment units. Number of Units includes all apartment units occupied or available for occupancy at December 31, 1997.

(4) Percent of Total 1997 Property Revenue represents the Multifamily Property's proportionate share of all revenue from the 93 Properties owned by the Company at December 31, 1997 and the properties disposed of by the Company in 1997.

(5) Represents weighted average rental rate per unit of the 43 Multifamily Properties at December 31, 1997.

(6) Represents revenues from the date of the Company's acquisition of this Property in 1997 through December 31, 1997.

(7) Expanded or newly developed Property currently undergoing lease-up.

(8) Represents revenues from the properties disposed of by the Company in 1997.

    The following table sets forth the total number of apartment units, percent leased and average base rental rate per apartment unit as of the end of each of the last five years for the multifamily properties owned by the Company on each such date:

                                                                                      AVERAGE BASE
                                                           NUMBER        PERCENT       RENTAL RATE
                       YEAR-END                          OF UNITS(1)   LEASED (2)       PER UNIT
-------------------------------------------------------  -----------  -------------  ---------------
December 31, 1997......................................      13,759          93.8%      $     631
December 31, 1996......................................      13,617          94.8%      $     579
December 31, 1995......................................      11,239          95.7%      $     552
December 31, 1994......................................      10,972          96.0%      $     531
December 31, 1993......................................       3,618          96.7%      $     510

---------

(1) Units (in this table only) refers to multifamily apartment units owned at year end.

(2) Represents weighted average occupancy of the multifamily properties that had achieved stabilized occupancy at the end of the specified year.

RETAIL PROPERTIES

    The 37 Retail Properties contain a total of approximately 10.6 million square feet of GLA (including space owned by anchor tenants). Ten of the Retail Properties are located in Alabama, 11 are located in Florida, seven are located in Georgia, five are located in North Carolina, one is located in South Carolina, one is located in Tennessee, and two are located in Virginia. The Retail Properties consist of 12 enclosed regional malls (Briarcliffe Mall, Brookwood Village, Gadsden Mall, Glynn Place Mall, Holly Hill Mall, Lakeshore Mall, Macon Mall, Mayberry Mall, River Oaks Center, Staunton Mall, Valdosta Mall, and Village Mall), two power centers, and 23 neighborhood shopping centers. Nine of the 37 Retail Properties were originally developed by the Company, two were acquired in 1994, six were acquired in 1995, four were acquired in 1996, and 16 were acquired in 1997. All of the Retail Properties are managed by the Company.

    The following table sets forth certain information relating to the Retail Properties as of and for the year ended December 31, 1997.

                               RETAIL PROPERTIES

                                                              GROSS
                                                            LEASEABLE
                                                   YEAR        AREA     NUMBER                   TOTAL
                                                COMPLETED    (SQUARE      OF      PERCENT     ANNUALIZED
     RETAIL PROPERTY (1)           LOCATION        (2)      FEET) (3)   STORES   LEASED (3)    BASE RENT
------------------------------  --------------  ----------  ----------  ------   ----------   -----------
ALABAMA:
River Oaks....................  Decatur         1979/89        494,000     58       88.3%     $ 3,293,000
                                                                81,000(6)
Brookwood Village.............  Birmingham      1973/91        463,000     69       86.3%       3,836,000
                                                               231,000(6)
Gadsden Mall..................  Gadsden         1974/91        492,000     61       96.9%       2,705,000
Village Mall..................  Auburn          1973/84/89     399,000     63       93.5%       2,606,000
Montgomery Promenade..........  Montgomery      1990/97        274,000     31       98.3%       1,679,000
                                                               174,000(6)
McGehee Place.................  Montgomery      1980            55,000     13       86.3%         526,000
                                                                50,000(6)
Bellwood......................  Montgomery      1988            37,000     15       86.1%         401,000
                                                                50,000(6)
Old Springville...............  Birmingham      1982            64,000     14      100.0%         405,000
Heatherbrooke Center..........  Birmingham      1984            28,000      5      100.0%         393,000
Olde Towne....................  Montgomery      1978/90         39,000     15       95.3%         336,000
                                                            ----------  ------     -----      -----------
    Subtotal--Alabama (10 Properties).....................   2,931,000    344       92.0%     $16,180,000
                                                            ----------  ------     -----      -----------
FLORIDA:
University Park...............  Orlando         1986/89        399,000     41       94.6      $ 2,763,000
Country Lake..................  Orlando         1990           217,000     28       97.3        1,063,000
Burnt Store Square............  Punta Gorda     1990           199,000     21       90.2%       1,241,000
Winter Haven..................  Orlando         1986           197,000     24       89.4%       1,292,000
Northdale Court...............  Tampa           1988           193,000     27       81.5%       1,322,000
                                                                55,000(6)
Bear Lake.....................  Orlando         1990           125,000     20       85.8%         839,000
Paddock Park..................  Ocala           1988            87,000     20       97.6%         663,000
Bardmoor Village..............  St. Petersburg  1981           158,000     27       98.1%       1,355,000
Island Walk...................  Orlando         1993/95        222,000     24       98.2%       1,914,000
Wekiva Riverwalk..............  Orlando         1990           209,000     26       82.7%       1,950,000
Lakewood Plaza................  Jacksonville    1995           195,000     39       88.9%       1,366,000
                                                            ----------  ------     -----      -----------
    Subtotal--Florida (11 Properties).....................   2,256,000    297       91.5%     $15,768,000
                                                            ----------  ------     -----      -----------
GEORGIA:
Macon Mall....................  Macon           1975/88/97     757,000    158        (8)      $ 9,778,000
                                                               682,000(6)
Beechwood Center..............  Athens          1963/92        336,000     51       98.1%       2,404,000
Britt David...................  Columbus        1990           110,000     10      100.0%         746,000
Lakeshore Mall................  Gainesville     1984-97        518,000     64       93.6%       3,358,000
Valdosta Mall.................  Valdosta        1982-85        325,000     53       93.7%       2,831,000
                                                                74,000(6)
Glynn Place Mall..............  Brunswick       1986           285,000     54      84.71%       2,581,000
                                                               226,000(6)
Village at Roswell Summit.....  Atlanta         1989            25,000     11       90.0%         320,000
                                                            ----------  ------     -----      -----------
    Subtotal--Georgia (7 Properties)......................   3,338,000    401       93.4%     $22,018,000
                                                            ----------  ------     -----      -----------
NORTH CAROLINA:
Holly Hill Mall...............  Burlington      1969/86/94     422,000     57       98.8%     $ 2,591,000
Mayberry Mall.................  Mount Airy      1969/86        150,000     19       95.4%         712,000
                                                                55,000(6)
Quaker Village................  Greensboro      1968/88/97     114,000     32      100.0%       1,028,000

                                AVERAGE
                                  BASE                        PERCENT
                                  RENT                          OF
                                  PER      TOTAL RETAIL        TOTAL
                                 LEASED      PROPERTY          1997
                                 SQUARE    REVENUE FOR       PROPERTY
     RETAIL PROPERTY (1)        FOOT (4)       1997          REVENUE (5)
------------------------------  --------   ------------      ---------
ALABAMA:
River Oaks....................   $14.90    $  4,828,318         2.6%

Brookwood Village.............    12.74       3,631,284(7)      2.0%

Gadsden Mall..................    14.14       4,500,473         2.4%
Village Mall..................    14.44       4,026,642         2.2%
Montgomery Promenade..........    14.80       2,214,901         1.2%

McGehee Place.................    11.51         691,375         0.4%

Bellwood......................    10.91         500,703         0.3%

Old Springville...............     8.39         500,277         0.3%
Heatherbrooke Center..........    11.85         370,728(7)      0.2%
Olde Towne....................     9.66         427,795         0.2%
                                --------   ------------      ---------
    Subtotal--Alabama (10 Prop   $13.36    $ 21,692,496        11.8%
                                --------   ------------      ---------
FLORIDA:
University Park...............   $13.65    $  3,668,053         2.0%
Country Lake..................    10.57       1,716,094         0.9%
Burnt Store Square............    11.64       1,549,115         0.8%
Winter Haven..................    11.50       1,440,257         0.8%
Northdale Court...............     9.50       1,949,345         1.1%

Bear Lake.....................    12.97       1,117,744         0.6%
Paddock Park..................    11.99         859,833         0.5%
Bardmoor Village..............    15.45       1,772,679         1.0%
Island Walk...................    15.00       2,262,172         1.2%
Wekiva Riverwalk..............    18.61       2,457,767         1.3%
Lakewood Plaza................     9.30         470,071(7)      0.3%
                                --------   ------------      ---------
    Subtotal--Florida (11 Prop   $12.40    $ 19,263,130        10.4%
                                --------   ------------      ---------
GEORGIA:
Macon Mall....................   $22.59    $ 15,903,335         8.6%

Beechwood Center..............    10.29       2,329,786(7)      1.3%
Britt David...................    12.48         936,002         0.5%
Lakeshore Mall................    16.45         850,449(7)      0.5%
Valdosta Mall.................    15.93         844,207(7)      0.5%

Glynn Place Mall..............    15.22         620,856(7)      0.3%

Village at Roswell Summit.....    14.77              --(7)      0.0%
                                --------   ------------      ---------
    Subtotal--Georgia (7 Prope   $17.93    $ 21,484,635        11.7%
                                --------   ------------      ---------
NORTH CAROLINA:
Holly Hill Mall...............   $13.94    $    820,231(7)      0.4%
Mayberry Mall.................    10.37         163,627(7)      0.1%

Quaker Village................    10.02         202,015(7)      0.1%

                                                              GROSS
                                                            LEASEABLE
                                                   YEAR        AREA     NUMBER                   TOTAL
                                                COMPLETED    (SQUARE      OF      PERCENT     ANNUALIZED
     RETAIL PROPERTY (1)           LOCATION        (2)      FEET) (3)   STORES   LEASED (3)    BASE RENT
------------------------------  --------------  ----------  ----------  ------   ----------   -----------
Yadkin Plaza..................  Yadkinville     1971/97         94,000     13      100.0%         651,000
Stanly Plaza..................  Locust          1987/96         47,000      7      100.0%         249,000
                                                            ----------  ------     -----      -----------
    Subtotal--North Carolina (15 Properties)..............     882,000    128       98.6%     $ 5,231,000
                                                            ----------  ------     -----      -----------
SOUTH CAROLINA:
Briarcliffe Mall..............  Myrtle Beach    1986           488,000     78       96.7%     $ 4,066,000
                                                            ----------  ------     -----      -----------
    Subtotal--South Carolina (1 Property).................     488,007     78       96.7%     $ 4,066,000
                                                            ----------  ------     -----      -----------
TENNESSEE:
Riverpoint Shopping Center....  Chattanooga     1986/97         75,000      8       95.4%     $   366,000
                                                            ----------  ------     -----      -----------
    Subtotal--Tennessee (1 Property)......................      75,000      8        9.5%     $   366,000
                                                            ----------  ------     -----      -----------
VIRGINIA:
Staunton Mall.................  Staunton        1969/86/97     422,000     46       93.2%     $ 1,841,000
Abingdon Towne Centre.........  Abingdon        1987/96        166,000     19      100.0%       1,001,000
                                                            ----------  ------     -----      -----------
    Subtotal--Virginia (2 Properties).....................     588,000     65       95.1%     $ 2,842,000
                                                            ----------  ------     -----      -----------
  Total (37 Properties)...................................  10,558,000  1,321       93.3%     $66,471,000
                                                            ----------  ------     -----      -----------
                                                            ----------  ------     -----      -----------

                                AVERAGE
                                  BASE                        PERCENT
                                  RENT                          OF
                                  PER      TOTAL RETAIL        TOTAL
                                 LEASED      PROPERTY          1997
                                 SQUARE    REVENUE FOR       PROPERTY
     RETAIL PROPERTY (1)        FOOT (4)       1997          REVENUE (5)
------------------------------  --------   ------------      ---------
Yadkin Plaza..................     6.20          59,046(7)      0.0%
Stanly Plaza..................     7.27          44,373(7)      0.0%
                                --------   ------------      ---------
    Subtotal--North Carolina (   $10.71    $  1,289,292         0.7%
                                --------   ------------      ---------
SOUTH CAROLINA:
Briarcliffe Mall..............   $15.55    $  6,725,317         3.6%
                                --------   ------------      ---------
    Subtotal--South Carolina (   $15.55    $  6,725,317         3.6%
                                --------   ------------      ---------
TENNESSEE:
Riverpoint Shopping Center....   $ 6.57    $     75,381(7)      0.0%
                                --------   ------------      ---------
    Subtotal--Tennessee (1 Pro   $ 0.57    $     75,381         0.0%
                                --------   ------------      ---------
VIRGINIA:
Staunton Mall.................   $ 9.92    $    467,896(7)      0.3%
Abingdon Towne Centre.........     9.81         180,352(7)      0.1%
                                --------   ------------      ---------
    Subtotal--Virginia (2 Prop   $ 9.81    $    648,338         0.4%
                                --------   ------------      ---------
  Total (37 Properties).......   $14.38    $ 71,178,589        38.6%
                                --------   ------------      ---------
                                --------   ------------      ---------

------------

(1) All Retail Properties are 100% owned by the Company.

(2) Year initially completed and, where applicable, year(s) in which the Property was substantially renovated or an additional phase of the Property was completed.

(3) Total GLA includes space owned by anchor tenants, but Percent Leased excludes such space.

(4) Includes specialty store space only.

(5) Percent of Total 1997 Property Revenue represents the Retail Property's proportionate share of all revenue from the 93 Properties owned by the Company at December 31, 1997.

(6) Represents space owned by anchor tenants.

(7) Represents revenues from the date of the Company's acquisition of the Property in 1997 through December 31, 1997.

(8) Expanded or newly developed Property currently undergoing lease-up.

    The following table sets forth the total GLA, percent leased and average base rent per leased square foot as of the end of each of the last five years for the Retail Properties owned by the Company on each such date:

                                                   GROSS
                                               LEASABLE AREA                       AVERAGE
                                                  (SQUARE        PERCENT        BASE RENT PER
                  YEAR-END                       FEET) (1)       LEASED     LEASED SQUARE FOOT(2)
--------------------------------------------  ---------------  -----------  ---------------------
December 31, 1997...........................      8,880,000          93.3%        $   14.38
December 31, 1996...........................      4,856,000          93.8%        $   14.66
December 31, 1995...........................      3,758,000          93.1%        $   13.23
December 31, 1994...........................      2,467,000          95.8%        $   12.61
December 31, 1993...........................      2,158,000          95.0%        $   12.27

---------

(1) Excludes 1,678,000 square feet of space owned by anchor tenants.

(2) Average base rent per leased square foot is calculated using specialty store year-end base rent figures.

    The following table sets out a schedule of the lease expirations for leases in place as of December 31, 1997, for the Retail Properties:

                                                                  NET RENTABLE
                                                                     AREA OF       ANNUALIZED     PERCENT OF TOTAL
                                                  NUMBER OF      EXPIRING LEASES  BASE RENT OF    ANNUAL BASE RENT
                                                TENANTS WITH         (SQUARE        EXPIRING       REPRESENTED BY
          YEAR OF LEASE EXPIRATION             EXPIRING LEASES      FEET) (1)     LEASES (1)(2)  EXPIRING LEASES (1)
--------------------------------------------  -----------------  ---------------  -------------  -------------------
1998........................................            280            872,122    $   8,928,000            13.5%
1999........................................            220            702,133        6,984,000            10.1%
2000........................................            205            938,119        8,148,000            12.3%
2001........................................            119            530,314        4,577,000             6.9%
2002........................................            130            513,252        5,230,000             7.9%
2003........................................             56            272,291        2,944,000             4.4%
2004........................................             52            530,403        3,541,000             5.4%
2005........................................             60            220,151        3,380,000             5.1%
2006........................................             57            614,853        4,825,000             7.3%
2007........................................             82            544,787        5,427,000             8.2%
2008-2015...................................             60          2,353,575       12,488,000            18.9%
                                                      -----      ---------------  -------------           -----
                                                      1,321          8,092,000    $  66,472,000           100.0%
                                                      -----      ---------------  -------------           -----
                                                      -----      ---------------  -------------           -----

---------

(1) Excludes 1,678,000 square feet of space owned by anchor tenants and 788,000 square feet of space not leased as of December 31, 1997.

(2) Annualized base rent is calculated using base rents as of December 31, 1997.

OFFICE PROPERTIES

    The 15 Office Properties contain a total of approximately 2.2 million square feet of NRA. Thirteen of the Office Properties are located in Alabama (representing 80.8% of the office portfolio's NRA), one is located in Atlanta, Georgia and one is located in Orlando, Florida. The Office Properties range in size from approximately 30,000 square feet to 352,000 square feet. Four of the Office Properties were developed by the Company, five were acquired at various times between 1980 and 1990, four were acquired in 1997, and two were acquired in 1998. All of the Office Properties are managed by the Company. The following table sets forth certain additional information relating to the Office Properties (other than Perimeter Corporate Park and Independence Plaza, which were acquired by the Company in January 1998) as of and for the year ended December 31, 1997.

                               OFFICE PROPERTIES

                                                                                             AVERAGE
                                                                                              BASE                       PERCENT
                                                              NET                             RENT                          OF
                                                           RENTABLE                            PER     TOTAL OFFICE       TOTAL
                                                  YEAR       AREA                  TOTAL     LEASED      PROPERTY          1997
                                               COMPLETED    SQUARE    PERCENT   ANNUALIZED   SQUARE    REVENUE FOR       PROPERTY
       OFFICE PROPERTY (1)          LOCATION      (2)        FEET     LEASED     BASE RENT    FOOT       1997 (3)        REVENUE (4)
---------------------------------  ----------  ----------  ---------  -------   -----------  -------   ------------      --------
ALABAMA:
Interstate Park..................  Montgomery  1982-85/89    227,000    95.0%   $ 2,717,000  $12.76    $  2,987,935       1.5%
Riverchase Center................  Birmingham  1984-88       306,000    87.2%     2,779,000    9.95       2,673,025(5)    1.3%
International Park...............  Birmingham  1987/89        93,000   100.0%     1,119,000   14.23       1,283,943       0.7%
Colonial Plaza...................  Birmingham  1982          168,000   100.0%     2,410,000   14.66       1,784,666       1.0%
Progress Center..................  Huntsville  1983-91       225,000    96.1%     1,732,000    8.26       1,031,030(5)    0.6%
Lakeside Office Park.............  Huntsville  1989/90       121,000    96.0%     1,330,000   11.40         858,403(5)    0.5%
AmSouth Center...................  Huntsville  1990          157,000    92.6%     2,489,000   17.64       2,878,541       1.6%
P&S Building.....................  Gadsden     1946/76/91     40,000   100.0%       178,000    4.50         178,020       0.1%
250 Commerce St..................  Montgomery  1904/81        35,000   100.0%       297,000    8.44         373,764       0.2%
Anderson Block(6)................  Montgomery  1981/83        34,000    96.1%       188,000    5.83         116,484       0.1%
Land Title Bldg..................  Birmingham  1975           30,000   100.0%       383,000   12.85         142,583       0.1%
Other                                                                                                       110,266(7)    0.1%
                                                           ---------  -------   -----------  -------   ------------        --
    Subtotal--Alabama (11 Properties)....................  1,436,000    94.6%   $15,622,000  $11.66    $ 14,418,660       7.8%
                                                           ---------  -------   -----------  -------   ------------        --
FLORIDA:
University Park Plaza............  Orlando     1985           71,000    92.0%   $   813,000  $14.37    $    871,548       0.5%
                                                           ---------  -------   -----------  -------   ------------        --
    Subtotal--Florida (1 Property).......................     71,000    92.0%   $   813,000  $14.37    $    871,548       0.5%
                                                           ---------  -------   -----------  -------   ------------        --
GEORGIA:
Mansell Office Park..............  Atlanta     1987/96/97    352,000   100.0%   $ 4,200,000  $12.45    $  2,471,239(5)    1.3%
                                                           ---------  -------   -----------  -------   ------------        --
    Subtotal--Georgia (1 Property).......................    352,000   100.0%   $ 4,200,000  $12.45    $  2,471,239       1.3%
                                                           ---------  -------   -----------  -------   ------------        --
    TOTAL (13 Properties)................................  1,859,000    95.5%   $20,635,000  $12.18    $ 17,761,447       9.6%
                                                           ---------  -------   -----------  -------   ------------        --
                                                           ---------  -------   -----------  -------   ------------        --

------------

(1) All Office Properties are 100% owned by the Company with the exception of Anderson Block and Land Title Building, each of which is 33.33% owned by the Company.

(2) Year initially completed and, where applicable, most recent year in which the Property was substantially renovated or in which an additional phase of the Property was completed.

(3) Total Office Property Revenue for 1997 is the Company's share of the Office Property's revenue for 1997 based on the Company's percentage ownership interest in the Office Property at the time the revenue was earned.

(4) Percent of Total 1997 Property Revenue represents the Office Property's proportionate share of all revenue from the 93 Properties owned by the Company at December 31, 1997 and the properties disposed of by the Company in 1997.

(5) Represents revenue from the date of the Company's acquisition of this Property in 1997 through December 31, 1997.

(6) The Company has a leasehold interest in this Property.

(7) Represents revenue from an office property disposed of in 1997.

    The following table sets out a schedule of the lease expirations for leases in place as of December 31, 1997, for the 13 Office Properties owned by the Company at such date (including all lease expirations for partially-owned Properties).

                                                   NET RENTABLE                       AVERAGE
                                                      AREA OF       ANNUALIZED     BASE RENT OF     PERCENT OF TOTAL
                                  NUMBER OF       EXPIRING LEASES  BASE RENT OF   EXPIRING LEASES   ANNUAL BASE RENT
                                TENANTS WITH          (SQUARE        EXPIRING       PER LEASED       REPRESENTED BY
 YEAR OF LEASE EXPIRATION      EXPIRING LEASES       FEET) (1)     LEASES (1)(2)    SQUARE FOOT    EXPIRING LEASES (1)
---------------------------  -------------------  ---------------  -------------  ---------------  -------------------
1998.......................             101             599,000    $   6,497,000     $   10.85               31.5%
1999.......................              69             296,000        3,467,000         11.71               16.8%
2000.......................              57             283,000        3,426,000         12.11               16.6%
2001.......................              26             204,000        2,371,000         11.62               11.5%
2002.......................              16              68,000          820,000         12.06                4.0%
2003.......................               4              87,000        1,314,000         15.10                6.4%
2004.......................               2              23,000          254,000         11.04                1.2%
2005.......................               3              66,000        1,170,000         17.73                5.7%
2006.......................               4             108,000        1,204,000         11.15                5.8%
2007.......................               1               6,000          112,000         18.67                0.5%
                                        ---       ---------------  -------------        ------              -----
                                        283           1,740,000    $  20,635,000     $   11.86              100.0%
                                        ---       ---------------  -------------        ------              -----
                                        ---       ---------------  -------------        ------              -----

---------

(1) Excludes 119,000 square feet of space not leased as of December 31, 1997.

(2) Annualized base rent is calculated using base rents as of December 31, 1997.

    The following sets forth the NRA, total percent leased and average base rent per leased square foot for each of the last five years for the owned by the Company at the end of each such year:

                                                     NET                           AVERAGE BASE
                                                RENTABLE AREA        TOTAL        RENT PER LEASED
                   YEAR-END                     (SQUARE FEET)   PERCENT LEASED    SQUARE FOOT (1)
----------------------------------------------  -------------  -----------------  ---------------
December 31, 1997.............................     1,859,000            95.5%        $   12.18(2)
December 31, 1996.............................     1,009,000            97.4%        $   13.80
December 31, 1995.............................     1,009,000            94.0%        $   13.52
December 31, 1994.............................     1,009,000            95.0%        $   12.99
December 31, 1993.............................     1,007,000            93.7%        $   13.05

---------

(1) Average base rent per leased square foot is calculated using base rents as of December 31 for each year.

(2) Average base rent decreased due to the acquisition of business park space which is leased on a net lease basis.

UNDEVELOPED LAND

    The Company owns eight undeveloped land parcels consisting of approximately
103.2 acres. These parcels are adjacent to five of the Properties and are suitable for potential expansion at those Properties. The land suitable for expansion is located adjacent to a Multifamily Property and four Retail Properties. Land adjacent to Multifamily Properties typically will be considered for potential development of another phase of an existing Multifamily Property if the Company determines that the particular market can absorb additional apartment units. The Company currently owns one such parcel. For expansions at Retail Properties, the Company owns parcels both contiguous to the boundaries of Retail Properties, which would accommodate expansion of the mall or shopping center, and outparcels which are suitable for restaurants, financial institutions or free standing retailers. The Company owns seven such parcels.

PRIMARY MARKETS

    The Company believes that Properties in its primary markets have the potential over the long term to provide investment returns that exceed national averages. According to recent market surveys (source: Woods & Poole: 1997 MSA Profile), employment, population and household formation growth in the Company's primary markets, and the states in which those markets are located, generally have shown, and are forecasted to continue to show, growth that exceeds averages for the 50 largest metropolitan statistical areas ("MSAs") and for the United States as a whole, as shown in the tables below.

                                                                                                     FORECASTED
                                                               HOUSEHOLD   FORECASTED   FORECASTED    HOUSEHOLD
                                    EMPLOYMENT   POPULATION    FORMATION   EMPLOYMENT   POPULATION    FORMATION
                                      GROWTH       GROWTH       GROWTH       GROWTH       GROWTH       GROWTH
             MARKETS                (1990-1997)  (1990-1997)  (1990-1997)  (1998-2010)  (1998-2010)  (1998-2010)
----------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Birmingham, AL....................        9.8%         6.8%         8.1%        13.1%        10.8%        13.8%
Mobile, AL........................       17.1%        10.7%        12.4%        18.2%        12.5%        16.1%
Huntsville, AL....................        9.8%        10.2%        11.8%        15.5%        11.9%        15.1%
Montgomery, AL....................       13.2%         9.7%        10.8%        14.0%        10.8%        13.2%
Orlando, FL.......................       20.5%        21.2%        19.5%        36.8%        41.5%        42.2%
Tampa/St. Petersburg, FL..........       16.1%         9.6%         7.8%        23.9%        23.6%        23.7%
Macon, GA.........................       -4.7%         6.3%         7.2%         8.1%         2.9%         4.4%
Sarasota/Bradenton, FL............       27.2%        11.8%        10.0%        27.6%        26.0%        26.0%
Atlanta, GA.......................       21.3%        20.2%        21.0%        22.1%        23.6%        26.4%
50 largest MSAs...................        7.9%         7.6%         7.8%        13.3%        11.0%        13.0%

                                                                                                     FORECASTED
                                                               HOUSEHOLD   FORECASTED   FORECASTED    HOUSEHOLD
                                    EMPLOYMENT   POPULATION    FORMATION   EMPLOYMENT   POPULATION    FORMATION
                                      GROWTH       GROWTH       GROWTH       GROWTH       GROWTH       GROWTH
              STATES                (1990-1997)  (1990-1997)  (1990-1997)  (1998-2010)  (1998-2010)  (1998-2010)
----------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Alabama...........................       11.5%         6.8%         8.3%        13.1%         9.0%        12.2%
Florida...........................       15.8%        13.2%        11.6%        22.0%        22.3%        22.7%
Georgia...........................       16.1%        14.0%        14.9%        17.6%        16.2%        18.9%
Mississippi.......................       16.0%         5.8%         6.8%        10.9%         5.8%         8.4%
North Carolina....................       14.5%        10.9%        11.2%        15.8%        14.3%        16.2%
South Carolina....................        7.6%         7.9%        10.3%        17.8%        16.0%        19.8%
Tennessee.........................       14.8%         9.7%        10.2%        14.1%        11.3%        13.6%
Virginia..........................        7.6%         8.6%        10.4%        14.3%        11.3%        14.5%
United States.....................        8.5%         7.3%         7.6%        12.8%        10.3%        12.1%

                                   MANAGEMENT

TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

    The trustees, executive officers and certain other significant employees of the Company and their positions and offices are set forth in the following table:

NAME                                                  POSITIONS AND OFFICES HELD
--------------------------------------  ------------------------------------------------------
Thomas H. Lowder......................  Chairman of the Board of Trustees, President and Chief
                                          Executive Officer

Carl F. Bailey........................  Trustee (Retired Co-Chairman of BellSouth
                                          Telecommunications, Inc., and retired Chairman and
                                          CEO of South Central Bell Telephone Company;
                                          President of BDI)

M. Miller Gorrie......................  Trustee (Chairman of the Board and Chief Executive
                                          Officer of Brasfield & Gorrie, L.L.C.)

William M. Johnson....................  Trustee (President and Chief Executive Officer of
                                          Johnson Development Company)

James K. Lowder.......................  Trustee (Chairman and Chief Executive Officer of The
                                          Colonial Company)

Herbert A. Meisler....................  Trustee (Investor)

Claude B. Nielsen.....................  Trustee (President and Chief Executive Officer of
                                          Coca-Cola Bottling Company United, Inc.)

Harold W. Ripps.......................  Trustee (Investor)

Donald T. Senterfitt..................  Trustee (President and Chief Executive Officer of The
                                          Pilot Group, L.C.)

Howard B. Nelson, Jr..................  Chief Financial Officer

Paul F. Earle.........................  Executive Vice President--Multifamily Division

John N. Hughey........................  Executive Vice President--Retail Division

Charles A. McGehee....................  Executive Vice President--Land, Brokerage and
                                          Dispositions

C. Reynolds Thompson III..............  Executive Vice President--Office Division

Paul C. Glascock......................  Senior Vice President--Retail Leasing

Robert A. Jackson.....................  Senior Vice President--Office Division

Thomas M. LaDow.......................  Senior Vice President--Office Division

John L. Moss..........................  Senior Vice President--Retail Management

Douglas B. Nunnelley..................  Senior Vice President and Secretary

R. William Pradat, Jr.................  Senior Vice President--Office Division

Richard B. Yielding...................  Senior Vice President--Retail Acquisitions

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the terms agreement and related underwriting agreement (collectively the "Underwriting Agreement"), the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, 3,000,000 Common Shares. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent, and that the Underwriter is committed to purchase all of such Common Shares if any are purchased.

    The Underwriter has advised the Company that it proposes initially to offer such Common Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price
less a concession not in excess of $    per share. The Underwriter may allow,
and such dealers may reallow, a discount not in excess of $    per share on
sales to certain other dealers. After the initial offering to the public, the public offering price, concession and discount may be changed.

    The Company has granted to the Underwriter an option exercisable for 30 days after the date of this Prospectus Supplement to purchase up to 450,000 additional Common Shares (the "Option Shares") to cover over-allotments, if any, at the public offering price per share set forth on the cover page of this Prospectus Supplement, less the sum of the underwriting discount.

    In the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

    Subject to certain exceptions, the Company and its executive officers have agreed not to, directly or indirectly, offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any Common Shares or Units for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of the Underwriter.

    Until the distribution of the Common Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter and certain selling group members to bid for and purchase the Common Shares. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Common Shares.

    If the Underwriter creates a short position in the Common Shares in connection with the offering, I.E., if it sells more Common Shares than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Common Shares in the open market. The Underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    The Underwriter may also impose a penalty bid on certain selling group members. This means that if the Underwriter purchases Common Shares in the open market to reduce the Underwriter's short position or to stabilize the price of the Common Shares, it may reclaim the amount of the selling concession from the selling group members who sold those Common Shares as part of the offering.

    In general, purchases of a security for the purposes of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Shares pursuant to this Prospectus Supplement will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriter by Brown & Wood LLP, New York, New York. Hogan & Hartson L.L.P. and Brown & Wood LLP will rely on the opinion of Sirote & Permutt P.C., Birmingham, Alabama, as to matters of Alabama law.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    In order to qualify as a REIT, the Company, at the close of each quarter of its taxable year, must not own more than 10% of the outstanding voting securities of any issuer, other than a qualified REIT subsidiary (a "QRS") or another REIT. (For a more detailed discussion of this and other REIT qualification requirements, see "Federal Income Tax Considerations" in the accompanying Prospectus.) The Administration's February 1998 budget proposal includes a proposal to amend the 10% voting securities test by prohibiting a REIT from owning more than 10% of the vote OR value of all classes of stock of any corporation (other than a QRS or another REIT). Stock owned by the Company prior to the effective date of the proposal generally would be "grandfathered" (I.E., with respect to such grandfathered stock, the Company would be subject to the existing 10% voting securities test described above). However, if the corporation in which such grandfathered stock is held were to engage in a new trade or business or acquire substantial new assets, the grandfathered status would terminate with respect to such stock.

    Because the Company owns the majority of the nonvoting stock of the Management Corporation, the Company would not satisfy the proposed 10% value limitation with respect to its stock interest in the Management Corporation. However, as the proposal is currently drafted, stock held by the Company in the Management Corporation should be grandfathered. If the Management Corporation were to engage in a new trade or business or acquire substantial new assets after the specified effective date of the proposal, then the stock held by the Company in the Management Corporation would lose its grandfathered status and the Company would fail to qualify as a REIT. Moreover, the Company would not be able to own more than 10% of the vote or value of any corporation (other than a QRS or another REIT) formed after the effective date of the proposal. Thus, if enacted as currently drafted, the proposal would materially impede the ability of the Company to engage in new activities or to expand substantially its current activities conducted through the Management Corporation.

                                    EXPERTS

    The consolidated balance sheets as of December 31, 1997 and 1996, and the consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which are incorporated by reference in the Company's Form 10-K (incorporated herein by reference), have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                                  $325,000,000

                           COLONIAL PROPERTIES TRUST

               DEBT SECURITIES, PREFERRED SHARES, COMMON SHARES,
                  COMMON SHARE WARRANTS AND DEPOSITARY SHARES
                                ----------------

    Colonial Properties Trust (the "Company") may from time to time offer in one or more series of (i) unsecured debt securities ("Debt Securities"), (ii) preferred shares of beneficial interest ("Preferred Shares"), (iii) common shares of beneficial interest, $.01 par value ("Common Shares"), (iv) warrants exercisable for Common Shares ("Common Share Warrants"), and (v) Preferred Shares represented by depositary shares (the "Depositary Shares"), with an aggregate public offering price of up to $325,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Common Shares, Common Share Warrants and Depositary Shares (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Shares or Common Shares of the Company, covenants and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Shares, any initial public offering price or, if applicable, information regarding the exchange of units of partnership interest ("Units") of Colonial Realty Limited Partnership for Common Shares; (iv) in the case of Common Share Warrants, the specific title and aggregate number, and the issue price and the exercise price; and (v) in the case of Depositary Shares, the fractional Preferred Share represented by each Depositary Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

    The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.
                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

                The date of this Prospectus is November 21, 1997

    AS USED HEREIN, THE TERM "COMPANY" INCLUDES COLONIAL PROPERTIES TRUST, AN ALABAMA REAL ESTATE INVESTMENT TRUST, AND ONE OR MORE OF ITS SUBSIDIARIES (INCLUDING COLONIAL PROPERTIES HOLDING COMPANY, INC., COLONIAL REALTY LIMITED PARTNERSHIP, COLONIAL PROPERTIES SERVICES LIMITED PARTNERSHIP AND COLONIAL PROPERTIES SERVICES, INC.) OR, AS THE CONTEXT MAY REQUIRE, COLONIAL PROPERTIES TRUST ONLY OR COLONIAL REALTY LIMITED PARTNERSHIP ONLY.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus and the documents incorporated by reference herein and any accompanying Prospectus Supplement, including those set forth in "Risk Factors" and "Use of Proceeds" herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions which will, among other things, affect demand for multifamily properties, availability and creditworthiness of prospective tenants, lease rents and the availability of financing, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition, governmental actions and initiatives, and environmental/safety requirements. See "Risk Factors."

                                  THE COMPANY

    The Company is one of the largest developers, owners and operators of multifamily, retail and office properties in the southern United States. The Company's common shares are traded on the New York Stock Exchange ("NYSE") under the symbol "CLP." It is a fully-integrated real estate company, whose activities as of November 19, 1997 included ownership of a diversified portfolio of 84 properties located in Alabama, Florida, Georgia, Mississippi and South Carolina, development of new properties, acquisitions of existing properties and build-to-suit development. The Company is a self-administered equity real estate investment trust ("REIT") that as of November 19, 1997 owned 43 garden-style multifamily apartment communities containing a total of 13,631 apartment units (the "Multifamily Properties"), 28 retail properties (including 9 regional malls, two "power centers" and 17 neighborhood shopping centers) containing a total of approximately 8.7 million square feet of retail space (the "Retail Properties"), 13 office properties containing a total of approximately 1.9 million square feet of office space (the "Office Properties") and parcels of land adjacent to or near certain of these properties (the "Land"). (The Multifamily Properties, the Retail Properties, the Office Properties and the Land are referred to collectively as the "Properties").

    The Company, through Colonial Properties Holding Company, Inc., a wholly owned subsidiary ("CPHC"), is the sole general partner of, and, as of November 19, 1997, holds approximately 69.4% of the common equity interests in, Colonial Realty Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). The Operating Partnership owns, directly or indirectly, all of the Properties (or interests therein). The Company conducts all of its business through CPHC, the Operating Partnership and the Company's two management subsidiaries, Colonial Properties Services Limited Partnership (the "Management Partnership"), which provides management services for the Company's properties, and Colonial Properties Services, Inc. (the "Management Corporation"), which provides management services for properties owned by third parties. As sole general partner of the Operating Partnership, the Company, through CPHC, has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.

    Since the Company's initial public offering in September 1993 (the "IPO"), the Company has significantly expanded its portfolio of Properties and its operating businesses. The Company's acquisitions and its expansion and development activities have increased the Company's presence in Alabama, Florida and Georgia, and the Company has expanded its operations into Mississippi and South Carolina through acquisitions.

    The Company's experienced staff of approximately 660 employees provides a full range of real estate services from its headquarters in Birmingham, Alabama and from six regional offices located in the Mobile, Huntsville and Montgomery, Alabama, Orlando and Tampa, Florida and Atlanta, Georgia metropolitan areas.

    The Company is an Alabama REIT that was formed in July 1993. The principal executive offices of the Company are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and its telephone number is (205) 250-8700.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE MATTERS DESCRIBED BELOW.

REAL ESTATE INVESTMENT RISKS

    GENERAL. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's income from retail, multifamily or office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an oversupply of, or a reduction in demand, for retail, apartment or office space in the area and the attractiveness of the properties to shoppers, residents and tenants. In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment by the Company in a property (such as mortgage payments, if any, real estate taxes and maintenance costs) also are generally not reduced when circumstances cause a reduction in income from the property.

    DEBT FINANCING. The Company is subject to the risks associated with debt financing, including the risk that the Company's cash provided by operating activities will be insufficient to meet required payments of principal and interest, the risks of rising interest rates on the Company's floating rate debt, the risk that the Company will not be able to prepay or refinance existing indebtedness on the Properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

    RENEWAL OF LEASES AND RELETTING OF SPACE. The Company is subject to the risks that upon expiration of leases for space located at the Properties, the leases may not be renewed, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Although the Company has established an annual budget for renovation and reletting expenses that it believes are reasonable in light of each Property's situation, no assurance can be given that this budget will be sufficient to cover these expenses. If the Company is unable to promptly relet or renew leases for all or substantially all of the space at its Properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

    DEPENDENCE ON PRIMARY MARKETS. All of the Company's Properties are located in the southern United States and 41 of the Properties are located in Birmingham and Montgomery, Alabama, Orlando, Florida and Macon, Georgia. The Company's performance and its ability to make distributions to shareholders or debt service payments could be adversely affected by economic conditions in the Southeast and in Birmingham, Montgomery, central Florida and Macon in particular.

    POSSIBLE ENVIRONMENTAL LIABILITIES. Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of the Properties and the Company is not aware of any other environmental condition with respect to any of the Properties that could be material. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any Property has occurred during the Company's ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

    At one of the Company's Properties, the Gadsden Mall in Gadsden, Alabama, four underground storage tanks were removed in 1989. In connection with the removal of these gasoline storage tanks, associated petroleum contamination was discovered in the soil and groundwater. The Company is currently working with the state regulatory agency to remediate the contamination in accordance with applicable requirements. Because the tanks were registered with the Alabama Department of Environmental Management and the facility was in compliance with regulations prior to the incident, the Company has been reimbursed under the Alabama Underground Storage Tank Trust Fund for the costs incurred to date in connection with the ongoing cleanup, and expects to be reimbursed for the remaining costs as well. Currently, a free product recovery program is underway.

CONFLICTS OF INTEREST

    Certain members of the Company's Board of Trustees ("Board of Trustees") and officers (including Thomas and James Lowder, Harold Ripps, Herbert Meisler and William Johnson) own Units in the Operating Partnership and, thus, may have interests that conflict with shareholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, a holder of Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the Properties as a result of unrealized gain attributable to certain Properties. These Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of Properties. Although the Company (through
CPHC), as the sole general partner of the Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, these Unit holders might seek to influence the Company not to sell or refinance the Properties, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a Property with a higher level of debt than would be in the best interests of the Company. The Company has agreed to use its reasonable efforts to minimize the adverse impact of any such refinancing upon the former owners, and to take into account the tax consequences to such former owners in deciding whether to sell a Property, which also may result in decisions that are not in the best interest of all of the shareholders.

    The Lowder family (which includes Thomas, James, Robert and Catherine Lowder and their affiliates) holds interests in certain companies that in the past have performed construction management, insurance brokerage and other services with respect to the Properties. These companies may perform similar services for the Company in the future. As a result of its financial interest in these companies, the Lowder family may realize benefits from transactions between such companies and the Company that are not realized by other shareholders of the Company. In addition, Thomas Lowder and his brother, James Lowder, as trustees of the Company, may be in a position to influence the Company to do business with companies in which the Lowder family has a financial interest. Although the Company has adopted certain policies designed to eliminate or minimize potential conflicts of interest, including a policy which requires that transactions in which a trustee or officer of the Company has a conflict of interest be approved by a majority of the disinterested trustees, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts, or that such transactions, if any, will be on terms as favorable to the Company as could be obtained in an arms-length transaction with a third party.

DEVELOPMENT AND ACQUISITION RISKS

    The Company intends to continue development of new multifamily, retail and office properties (including expansions of existing Properties on the land adjacent to those Properties) and to consider acquisitions of multifamily, retail and office properties where it believes that such development or acquisition is consistent with the business strategies of the Company. New project development is subject to a number of risks, including construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new developments and acquisitions will be financed primarily through lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new developments or acquisitions are undertaken without permanent financing, further development activities or acquisitions may be curtailed or cash available for distribution to shareholders or to meet debt service obligations may be adversely affected. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See "Real Estate Investment Risks" above.

MANAGEMENT, LEASING AND BROKERAGE RISKS; CONTROL OF MANAGEMENT CORPORATION

    The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to shareholders or debt service payments.

    In order to maintain the Company's qualification as a REIT while realizing income from the Company's third-party management business, the capital stock of the Management Corporation (which conducts the Company's third-party management, leasing and brokerage businesses) is divided into two classes. Voting common stock, representing 1.01% of the total equity of the Management Corporation, is held 99% by the Lowder family and 1% by the Company. Nonvoting common stock, representing 98.99% of the total equity of the Management Corporation, is held entirely by the Company. Although the Company holds a total of 99% of the equity interests in the Management Corporation, the Company is not able to elect directors of the Management Corporation and, consequently, the Company's ability to influence the day-to-day decisions of such entity is limited.

CHANGES IN POLICIES

    The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board of Trustees. Although it has no present intention to do so, the Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations, funds available for distributions to shareholders or debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Shares.

CERTAIN TAX RISKS

    TAX LIABILITIES AS A CONSEQUENCE OF THE FAILURE TO QUALIFY AS A REIT. The Company believes that it has operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations--Taxation of the Company."

    REIT DISTRIBUTION REQUIREMENTS AND POTENTIAL IMPACT OF BORROWINGS. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income. See "Federal Income Tax Considerations-- Taxation of the Company (Annual Distribution Requirements)." The Company could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

    OTHER TAX LIABILITIES. Even if the Company qualifies as a REIT, it will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations--Taxation of the Company and--Other Tax Considerations." In particular, CPHC will be subject to income tax and certain intangible property taxes in Alabama and the State of Alabama may seek to contend that the Company is subject to such taxes as well.

PRICE FLUCTUATIONS OF THE COMMON SHARES AND TRADING VOLUME; SHARES AVAILABLE FOR
  FUTURE SALE

    A number of factors may adversely influence the price of the Company's Common Shares in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Shares to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Shares, the relatively low daily trading volume of REITs in general, including the Common Shares and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may currently issue up to 9,143,590 Common Shares (subject to the Ownership Limit, as defined below) upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, 1,375,000 Common Shares of the Company have been issued or reserved for issuance pursuant to share option and restricted share plans and other employee benefit plans, and these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. No prediction can be made about the effect that future sales of Common Shares will have on the market prices of shares.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

    In order to maintain its qualification as a REIT, the Company has limited ownership of the issued and outstanding Common Shares by any single shareholder (other than Lowder family members) to 5% of the outstanding Common Shares (the "Ownership Limit"). The Board of Trustees could waive this restriction if it were satisfied, based upon the advice of tax counsel, that ownership in excess of the Ownership Limit would not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decided such action would be in the best interests of the Company. Common Shares acquired or transferred in breach of the limitation may be redeemed by the Company for the lesser of the price paid and the average closing price for the ten trading days immediately preceding redemption. The Company may elect to redeem such shares for Units, which are subject to certain limitations on transfer. A transfer of Common Shares to a person who, as a result of the transfer, violates the Ownership Limit will be void. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" for additional information regarding the Ownership Limit. A similar restriction would be imposed on any Preferred Shares or Debt Securities convertible into Preferred or Common Shares that the Company may issue under this Prospectus.

RESTRICTIONS ON ACQUISITION AND CHANGE IN CONTROL

    Various provisions of the Company's Declaration of Trust (the "Declaration of Trust") restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limit, the staggered terms of the Company's Trustees and the ability of the board to issue Preferred Shares.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest, contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership, which would use such net proceeds for general business purposes, including, without limitation, the development and acquisition of additional properties and other acquisition transactions as suitable opportunities arise, the repayment of certain debt outstanding at such time, capital expenditures, improvements to certain properties in the Company's portfolio, working capital and other general purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the years ended December 31, 1993, 1994, 1995 and 1996 and the nine months ended September 30, 1997 was 1.31, 2.24, 1.92, 2.40 and 1.97, respectively.

    The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are unchanged from the ratios presented in this section.

    Prior to completion of the Company's IPO, certain of the predecessor entities to the Company operated in a highly leveraged manner. As a result, although the Properties have historically generated positive net cash flow, the combined financial statements of the predecessor entities for the fiscal year ended December 31, 1992 show net losses. Consequently, the computation of the ratio of earnings to fixed charges for such period indicates that earnings were inadequate to cover fixed charges by approximately $0.8 million.

    The reorganization and recapitalization of the Company effected in connection with the IPO permitted the Operating Partnership to deleverage the Properties significantly, resulting in an improved ratio of earnings to fixed charges for periods subsequent to the IPO.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The Forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

    The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "--Subordination."

    Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

    It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

        (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

        (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

        (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

        (4) If convertible in whole or in part into Common Shares or Preferred Shares, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares receivable on conversion;

        (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

        (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

        (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

        (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

        (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

        (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

        (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

        (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

        (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

        (14) Whether such Debt Securities will be issued in certificate or book-entry form;

        (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

        (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

        (17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

        (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Shares, Preferred Shares and Depositary Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Shares of Beneficial Interest--Restrictions on Ownership" and "Description of Common Shares of Beneficial Interest--Restrictions on Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    "Significant Subsidiary" means any Subsidiary that is a "significant subsidiary" (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

    "Subsidiary" means a corporation or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

    Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

    The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

CERTAIN COVENANTS

    EXISTENCE. Except as described above under "Merger, Consolidation or Sale", the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

    MAINTENANCE OF PROPERTIES. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007).

    INSURANCE. The Company will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

    PAYMENT OF TAXES AND OTHER CLAIMS. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any

Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will be required, to the extent permitted under the Exchange Act, to file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and
(ii) to file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, to supply copies of such documents to any prospective Holder (Section 1010).

ADDITIONAL COVENANTS AND/OR MODIFICATION TO THE COVENANTS DESCRIBED ABOVE

    Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

    If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

    Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

    Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

    Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

    Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATIONS OF THE INDENTURES

    Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

    The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

    Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

    Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed

Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

    Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

    Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal and interest on such Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the Holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1602 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be surrogated to the right of Holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of Subordinated Securities.

    Senior Debt will be defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Company evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (v) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (vi) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses
(i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks PARI PASSU with the Subordinated Securities,
(2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (3) the Subordinated Securities. As used in the preceding sentence, the term "purchase money obligations" shall mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but shall not include any trade accounts payable. There will not be any restrictions in an Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

    If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section
1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

REDEMPTION OF SECURITIES

    The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

    From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

    Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

    If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

             DESCRIPTION OF PREFERRED SHARES OF BENEFICIAL INTEREST

    The Company is authorized to issue 10,000,000 Preferred Shares. On November 6, 1997, the Company issued 5,000,000 Preferred Shares designated as the Company's 8 3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest. No other Preferred Shares were outstanding as of November 19, 1997.

    Under the Company's Declaration of Trust, the Board of Trustees may from time to time establish and issue one or more series of Preferred Shares, subject to any shareholder approval required by the Constitution of the State of Alabama. The Trustees may classify or reclassify any unissued Preferred Shares by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series.

THE BOARD OF TRUSTEES

    The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and the Company's bylaws (the "Bylaws").

GENERAL

    The Board of Trustees is empowered by the Company's Declaration of Trust to designate and issue from time to time one or more series of Preferred Shares. On October 23, 1997, the Company's shareholders authorized the Board of Trustees to designate and issue up to 10,000,000 Preferred Shares. The Board of Trustees may determine the relative rights, preferences and privileges of each series of Preferred Shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The Preferred Shares will, when issued, be fully paid and nonassessable.

    The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation:

        (l)  The title and stated value of such Preferred Shares;

        (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

        (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

        (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

        (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

        (6)  The provision for a sinking fund, if any, for such Preferred
    Shares;

        (7)  The provision for redemption, if applicable, of such Preferred
    Shares;

        (8)  Any listing of such Preferred Shares on any securities exchange;

        (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

        (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

        (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

        (12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

        (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

        (14) Whether interests in such Preferred Shares will be represented by Depositary Shares; and

        (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

    Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    Unless otherwise specified in the Prospectus Supplement, if any Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

    If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number and series of Preferred Shares to be redeemed; (iii) the redemption to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such shares of Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two Trustees.

    Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

SHAREHOLDER LIABILITY

    As discussed below under "Description of Common Shares of Beneficial Interest--General," applicable Alabama law provides that no shareholder, including holders of Preferred Shares, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

    As discussed below under "Description of Common Shares of Beneficial Interest--Ownership Limits," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Declaration of Trust provides that (subject to certain exceptions) no holder of Preferred Shares may own, directly or by attribution, more than 9.8% of any class or series of Preferred Shares. In addition, no holder may own, directly or by attribution, more than 9.8% of the issued and outstanding Common Shares and Preferred Shares. For a more detailed discussion of these restrictions, see "Description of Common Shares of Beneficial Interest--Restrictions on Transfer."

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

              DESCRIPTION OF COMMON SHARES OF BENEFICIAL INTEREST

GENERAL

    The authorized capital stock of the Company includes 65,000,000 common shares of beneficial interest, $.01 par value per share ("Common Shares"). The outstanding Common Shares entitle the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Shares have no preemptive rights. At September 30, 1997, there were 20,934,059 Common Shares outstanding.

    Common Shares currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional Common Shares to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

    Both Alabama statutory law governing real estate investment trusts organized under the laws of that state (the "Alabama REIT Law") and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it will be the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

    Subject to such preferential rights as may be granted by the Board of Trustees in connection with the future issuance of Preferred Shares, holders of Common Shares are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared on the Common Shares by the Board of Trustees in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Shares. Holders of Common Shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon.

    ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS. The Bylaws of the Company provide that, with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Trustees or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Trustees may be made only (i) by or at the direction of the Board of Trustees or (ii) by any shareholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

RESTRICTIONS ON TRANSFER

    OWNERSHIP LIMITS. The Company's Declaration of Trust contains certain restrictions on the number of Common Shares that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding Common Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Common Shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the Declaration of Trust of the Company contains restrictions on the ownership and transfer of Common Shares intended to ensure compliance with these requirements.

    Subject to certain exceptions specified in the Declaration of Trust, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% (the "Common Shares Ownership Limit") of the issued and outstanding Common Shares. Members of the Lowder family (which includes Thomas and James Lowder, members of their family and various corporations and partnerships owned by them) are not subject to the Common Shares Ownership Limit, but they are prohibited from acquiring additional Common Shares if, as a result of such acquisition, a single member of the Lowder family would be considered to own beneficially more than 29% of the outstanding Common Shares, or any two members of the Lowder family would be considered to own beneficially more than 34% of the outstanding Common Shares, or any three members of the Lowder family would be considered to own beneficially more than 39% of the outstanding Common Shares or any four members of the Lowder family would be considered to own beneficially more than 44% of the outstanding Common Shares (the "Excluded Holder Limit"). In addition, they are prohibited from acquiring any Common Shares if such acquisition would cause five beneficial owners of Common Shares to beneficially own in the aggregate more than 50% in value of the outstanding Common Shares.

    In addition to the foregoing ownership limits, no holder may own, directly or by attribution, more than 9.8% of the issued and outstanding Common Shares and Preferred Shares on a combined basis (the "Aggregate Ownership Limit"). Also, no holder may own, directly or by attribution, more than 9.8% of any class or series of Preferred Shares (the "Preferred Shares Ownership Limit"). (The Common Shares Ownership Limit, the Excluded Holder Limit, the Preferred Shares Ownership Limit and the Aggregate Ownership Limit are referred to collectively herein as the "Ownership Limits".)

    The Board of Trustees may increase the Ownership Limits from time to time, but may not do so to the extent that after giving effect to such increase five beneficial owners of shares could beneficially own in the aggregate more than 49% of the outstanding Shares. The Board of Trustees may, with a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

    EXCESS SHARES. If any person owns, either directly or constructively under the applicable attribution rules of the Code, Shares in excess of any of the Ownership Limits (which include limits where the acquisition or ownership of Shares would cause the Company to fail to qualify as a REIT), such person will be deemed to have exchanged the Shares that cause an Ownership Limit to be exceeded for an equal number of Excess Shares. The Excess Shares will not be deemed issued to the person who exceeded the Ownership Limit, but instead will be held by the Company as trustee of a trust for the exclusive benefit of a transferee (or transferees) to be designated by the Company, provided that such designee is a person to whom an equal number of Shares could be transferred without violating the Ownership Limits. In addition, any purported transfer of Shares which would cause the transferee to hold Shares in excess of the Ownership Limits, shall be null and void. In such cases, the intended transferee will acquire no rights or economic interest in the Shares, and the transferor will be deemed instead to have transferred such Shares to the Company in exchange for Excess Shares, which will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the Shares can be transferred without violating the Ownership Limits. The Company generally must designate a transferee within 30 days of an event which results in the deemed exchange for Excess Shares.

    A person who holds or acquires Shares that shall have been deemed exchanged for Excess Shares will not be entitled to vote the Excess Shares and will not be entitled to receive any distributions (any distribution paid on Shares prior to the discovery by the Company that such Shares have been exchanged for Excess Shares shall be repaid to the Company upon demand, and any distribution declared but unpaid shall be rescinded). Such person shall be entitled to receive consideration paid by the Company's designated transferee in an amount that is equal to the lesser of (i) in the case of a deemed exchange for Excess Shares resulting from a transfer for value, the price paid for the Shares in such transfer, or, in the case of a deemed exchange for Excess Shares resulting from some other event, the market price, on the date of the deemed exchange, of the Shares deemed exchanged, and (ii) the market price of the Shares for which such Excess Shares are deemed to be exchanged, on the date of the designation of the transferee. Any amount paid by the designated transferee in excess of the amount described in the preceding sentence will be paid to the Company. For these purposes, the market price on a given date is determined by reference to the average closing price of the Shares for the five preceding days. The Excess Shares so transferred will automatically be deemed to be exchanged for Shares. Excess Shares may be purchased by the Company for the lesser of (i) in the case of a deemed exchange for Excess Shares resulting from a transfer for value, the price paid for the Shares in such transfer, or, in the case of a deemed exchange for Excess Shares resulting from some other event, the market price, on the date of the deemed exchange, of the Shares deemed exchanged, and (ii) the market price of the Shares for which such Excess Shares are deemed to be exchanged, on the date the Company purchases the Excess Shares.

    The Board of Trustees has the authority at any time to waive the requirement that Excess Shares be issued or be deemed outstanding in accordance with the provisions of the Declaration of Trust if the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding would in the opinion of counsel be satisfactory to jeopardize the status of the Company as a REIT for Federal income tax purposes.

    All certificates representing Common Shares will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding Common Shares must file a written notice with the Company containing the information specified in the Declaration of Trust no later than December 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Common Shares is BankBoston, N.A.

                      DESCRIPTION OF COMMON SHARE WARRANTS

    The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. The following sets forth certain general terms and provisions of the Common Share Warrants offered hereby. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Common Share Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

        (1)  The title of such Common Share Warrants;

        (2)  The aggregate number of such Common Share Warrants;

        (3) The price or prices at which such Common Share Warrants will be issued;

        (4) The designation, number and terms of the Common Shares purchasable upon exercise of such Common Share Warrants;

        (5) The designation and terms of the other Securities offered thereby with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with each such Security offered thereby;

        (6) The date, if any, on and after which such Common Share Warrants and the related Common Stock will be separately transferable;

        (7) The price at which each of the Common Shares purchasable upon exercise of such Common Share Warrants may be purchased;

        (8) The date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire;

        (9) The minimum or maximum number of such Common Share Warrants which may be exercised at any one time;

        (10)  Information with respect to book entry procedures, if any;

        (11)  A discussion of certain federal income tax considerations; and

        (12) Any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Share Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Share Depositary, the Company will cause the Preferred Share Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference thereto.

DIVIDENDS

    The Preferred Share Depositary will distribute all cash dividends received in respect of the Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary.

    In the event of a dividend other than in cash, the Preferred Share Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary, unless the Preferred Share Depositary determines that it is not feasible to make such distribution, in which case the Preferred Share Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    No dividend will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares converted into Excess Shares.

WITHDRAWAL OF SHARES

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Share Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Shares), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of the Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Share Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems Preferred Shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Share Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Shares.

    From and after the date fixed for redemption, all dividends in respect of the Preferred Shares so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Share Depositary.

VOTING OF THE PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Share Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Share Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Share Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Share Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Share Depositary.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

    The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Share Depositary with written instructions to the Preferred Share Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares (including Excess Shares) of the Company or other shares of beneficial interest, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Share Depositary if (i) such termination is necessary to assist in maintaining the Company's status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Share Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Share Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to assist in maintaining the Company's status as a REIT, then, if the Depositary Shares are listed on a national securities exchange, the Company will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each share of the related Preferred Shares shall have been converted into shares of beneficial interest of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED SHARE DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Share Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the Preferred Share Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Share Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Share Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Share Depositary. A successor Preferred Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Share Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Share Depositary with respect to the related Preferred Shares.

    Neither the Preferred Share Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Share Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Share Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event the Preferred Share Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Share Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following discussion summarizes certain Federal income tax considerations to a prospective holder of Common Shares. The applicable Prospectus Supplement will contain information about additional Federal income tax considerations, if any, relating to Securities other than Common Shares. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

    As discussed below, the Taxpayer Relief Act of 1997 (the "1997 Act") contains certain changes to the REIT qualification requirements and to the taxation of REITs that may be material to a holder of Common Shares, but that will become effective only for the Company's taxable years commencing on or after January 1, 1998. As used in this section, the term "Company" refers solely to Colonial Properties Trust.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER IN LIGHT OF HIS OR HER SPECIFIC OR UNIQUE CIRCUMSTANCES OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code effective as of its taxable year ending December 31, 1993. The Company believes that it is organized and has operated in a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "--Failure to Qualify" below.

    The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

    In any year in which the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on that portion of its REIT taxable income or capital gain that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. The Company may, however, be subject to tax at normal corporate rates on any taxable income or capital gain that it does not distribute.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Declaration of Trust contains restrictions regarding the transfer of its Common Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Shares of Beneficial Interest--Restrictions on Transfer." Moreover, pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of its shares requesting information regarding the actual ownership of such shares, but does not know, or by exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the requirement.

    INCOME TESTS. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year. Pursuant to the 1997 Act, the Company will not have to meet this third test for its taxable years commencing on or after January 1, 1998.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test or the 95% test if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant" ("Permissible Services").

    Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that the Company provides services that are not Permissible Services so long as the amount received for such services meets a DE MINIMIS standard. The Management Partnership, which is not an "independent contractor," provides certain services with respect to the Properties, but the Company believes that all such services should be considered "usually or customarily rendered" in connection with the rental of space for occupancy only, although there is no assurance that the IRS might not contend otherwise. If the Operating Partnership contemplates providing services which are not Permissible Services in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Operating Partnership will receive no income.

    The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by the Company with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that the Company will be deemed to have received for performing "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to the Company of providing those services.

    The Operating Partnership and/or the Management Partnership may receive fees in consideration of the performance of property management services with respect to certain Properties not owned entirely by the Operating Partnership. A portion of such fees (corresponding to that portion of a Property owned by a third-party) will not qualify under the 75% or 95% gross income test. The Operating Partnership also may receive certain other types of income with respect to the Properties it owns that will not qualify for the 75% or 95% gross income test. In addition, dividends on the Company's stock in the Management Corporation and its share of interest on the Management Corporation note will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

    If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, the Company will be subject to a 100% tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year, less certain adjustments.

    ASSET TESTS. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets", cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT). The Company owns 100% of the nonvoting stock and l% of the voting stock of the Management Corporation. In addition, the Operating Partnership owns a note issued by the Management Corporation, and by virtue of its ownership of Units, the Company is considered to own its pro rata share of the note of the Management Corporation. Neither the Company nor the Operating Partnership, however, own more than 10% of the voting securities of the Management Corporation. In addition, the Company and its senior management believe that the Company's pro rata share of the value of the securities of the Management Corporation (taking into account both the stock of the Management Corporation held directly and the Company's pro rata share of the note of the Management Corporation held by the Operating Partnership) do not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend either that the value of the securities of the Management Corporation held by the Company (directly and through the Operating Partnership) exceeds the 5% value limitation or that the nonvoting stock of the Management Corporation owned by the Operating Partnership should be considered "voting stock" for this purpose.

    The 5% value requirement must be satisfied each time the Company increases its ownership of securities of the Management Corporation (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights or, for example, as a result of investing the proceeds of sales of Common Shares in the Operating Partnership). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in the Management Corporation.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to make dividend distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

    To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, the Company may elect to require the holders of Common Shares to include the Company's undistributed net capital gains in their income by designating, in a written notice to such holders, those amounts as undistributed capital gains in respect of its shareholder's shares. If the Company makes such an election, the holders will (i) include in their income as capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Shares will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of the tax that the Company is deemed to have paid on the holder's behalf. The earnings and profits of the Company will be adjusted appropriately. For a more detailed description of the tax consequences to a holder of Common Shares of such a designation, see "Taxation of Taxable Domestic Holders of Common Shares."

    The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, CPHC may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be required and, if made, will not be deductible by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. The Company holds direct or indirect interests in the Operating Partnership and the Management Partnership (each individually a "Partnership" and, collectively, the "Partnerships"). The Company believes that each of the Partnerships qualifies as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of the Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset tests and possibly the income tests (see "Federal Income Tax Considerations--Taxation of the Company--Asset Tests" and "--Gross Income Tests"), and in turn would prevent the Company from qualifying as a REIT.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The

Operating Partnership was formed by way of contributions of appreciated property. Consequently, the Operating Partnership partnership agreement requires such allocations to be made in a manner consistent with Section 704(c). As a result, certain limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. These allocations will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) as applied by the Company do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to its as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements."

    SALE OF THE PROPERTIES. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations--Taxation of the Company--Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership has held and intends to continue to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE DOMESTIC HOLDERS OF COMMON SHARES

    GENERAL. As long as the Company qualifies as a REIT, distributions made by the Company to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether distributions on the Common Shares are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to Preferred Shares, if any, and second to the Common Shares. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any Preferred Shares.

    Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. As described below in "--Recent Legislation," the 1997 Act changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trusts. On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that the Company may classify portions of its designated capital gain dividend as (i) a 20% rate gain distribution (which would be taxed as long-term capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as long-term capital gain in the 28% group). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution.) IRS Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The Notice further provides that designations made by the REIT will only be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

    Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Common Shares, they will be taxable as capital gains, assuming the Common Shares are a capital asset in the hands of the shareholder.

    In general, a domestic shareholder will realize capital gain or loss on the disposition of Common Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and
(ii) the shareholder's adjusted basis of such Common Shares. With respect to dispositions occurring after July 28, 1997, in the case of a taxable domestic shareholder who is an individual or an estate or trust, such gain or loss will be mid-term capital gain or loss if such shares have been held for more thatn 18 months. In the case of a taxable domestic shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon a sale or exchange of Common Shares by a shareholder who has held such Common Shares for six months or less (after applying certain holding period rules) will be treated as long-term or mid-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term or mid-term capital gain.

    Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, the Company may elect to require holders of Common Shares to include the Company's undistributed net capital gains in their income. If the Company makes such an election, holders of Common Shares will (i) include in their income as capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Shares will increase the basis in its Common Shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately.

    ADDITIONAL TAX CONSEQUENCES FOR HOLDERS OF SECURITIES OTHER THAN COMMON SHARES. If the Company offers Securities other than Common Shares there may be additional tax consequences for the holders of such Securities. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Most tax-exempt employees' pension trusts are not subject to Federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Securities with "acquisition indebtedness" within the meaning of the Code and the Securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, for taxable years beginning on or after January 1, 1994, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the distribution that they receive from such a REIT as UBTI. The Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS

    The following is a discussion of certain anticipated U.S. Federal income tax consequences of the ownership and disposition of Securities applicable to Non-U.S. Holders of such Securities. The rules governing U.S. federal income taxation of Non-U.S. Holders are complex, and no attempt will be made herein to provide more than a limited summary of such rules. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof (other than a partnership that is not treated as a United States person under applicable Treasury Regulations), (iii) an estate or trust whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only (including certain trusts in existence on August 20, 1996, and treated as United States persons under the United States Internal Revenue Code of 1986 which elect to continue to be treated as United States persons), or (iv) a trust; if a court within the United

States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

    DISTRIBUTIONS FROM THE COMPANY. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company or of the Operating Partnership and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Securities. In cases where the dividend income from a Non-U.S. Holder's investment in Securities is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

    Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Holder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's Common Shares, they will give rise to gain from the sale or exchange of its Common Shares, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Holder may seek a refund of such amounts from the Internal Revenue Service if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Holder's United States tax liability, if any, with respect to the distribution.

    Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the Properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.

    Although the law is not entirely clear on the matter, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of Common Shares (see "Taxation of Taxable Domestic Holders of Common Shares" above) would be treated with respect to Non-U.S. Holders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Holders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate shares of such tax paid by the Company were to exceed their actual United States federal income tax liability).

    DISPOSITIONS OF SECURITIES. Unless Securities constitute a USRPI, a sale of Securities by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The Securities will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its Securities is held directly or indirectly by Non-U.S. Holders. The Company believes that it has been and anticipates that it will continue to be a domestically controlled REIT, and therefore that the sale of Securities will not be subject to taxation under FIRPTA. Because the Securities will be publicly traded, however, no assurance can be given that the Company will continue to be a domestically controlled REIT. If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of Securities generally still will not be subject to tax under FIRPTA as a sale of a USRPI provided that
(i) the Securities are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder held 5% or less of the Company's outstanding Securities at all times during a specified testing period.

    If gain on the sale of Securities were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of Securities could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in Securities is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

RECENT LEGISLATION

    As described above, the 1997 Act contains certain changes to the REIT qualification requirements and to the taxation of REITs. The 1997 Act also contains certain changes to the taxation of capital gains of individuals, trusts and estates.

    CAPITAL GAIN RATES. Subject to certain exceptions, for individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange occurring after July 28, 1997 of a capital asset held for more than 18 months has been reduced from 28% to 20%. The maximum rate has been reduced to 18% for capital assets acquired after December 31, 2000 and held for more than five years. The maximum rate for capital assets held for more than one year but not more than 18 months remains at 28%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the prior deductions for "unrecaptured Section 1250 gain" (that is depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Capital gain from the sale of depreciable real property held for more than 18 months allocated by the Company to a non-corporate shareholder will be subject to the 25% rate to the extent that the capital gain on the real property sold by the Company does not exceed prior depreciation deductions with respect to such property. With respect to any depreciable real property held by the Company for more than one year but not more than 18 months, prior depreciation deductions claimed in excess of the depreciation that would have been allowed if computed on a straight-line basis will be taxed at the rates applicable to ordinary income with the remaining gain being taxed at a maximum rate of 28%. The 1997 Act provides the Internal Revenue Service with authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as the Company. The taxation of capital gains of corporations was not changed by the 1997 Act.

    REIT PROVISIONS. In addition to the provisions discussed above, the 1997 Act contains a number of technical provisions that either (i) reduce the risk that the Company will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which the Company can meet the REIT qualification requirements. These provisions are effective for the Company's taxable years commencing on or after January 1, 1998.

OTHER TAX CONSIDERATIONS

    MANAGEMENT CORPORATION. A portion of the amount distributed by the Company to shareholders comes from the Management Corporation, through dividends on stock to the Operating Partnership held by the Company and payments on the note held by the Operating Partnership. The Management Corporation does not qualify as a REIT and thus pays Federal, state and local income taxes on its net income at normal corporate rates. As a result of interest and amortization deductions, the Management Corporation does not pay significant income taxes currently. There can be no assurance, however, that the IRS will not challenge these deductions. In any event, future increases in the income of the Management Corporation will be subject to income tax. Any Federal, state or local income taxes that the Management Corporation is required to pay will reduce the cash available for distribution by the Company to its shareholders. In addition, as described above, the value of the securities of the Management Corporation held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Partner exercises his redemption right (or the Company otherwise is considered to acquire additional securities of the Management Corporation, including as the result of the sale of Common Shares, Preferred Shares, or Common Share Warrants pursuant to this Prospectus). See "Taxation of the Company--Asset Tests." This limitation may restrict the ability of the Management Corporation to increase the size of its respective business unless the value of the assets of the Company is increasing at a commensurate rate.

    STATE AND LOCAL TAXES. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Shares, Preferred Shares, Depositary Shares or Common Share Warrants of the Company.

    The Alabama Real Estate Investment Trust Act (the "Act"), which was enacted in July 1995, generally conforms the treatment of REITs (such as the Company) and qualified REIT subsidiaries (such as CPHC) under Alabama tax law to federal law for tax years beginning after December 31, 1994. In particular, the Act specifically permits REITs to deduct dividends paid in computing taxable income for Alabama income tax purposes. In addition, the Act provides that neither REITs nor qualified REIT subsidiaries will be subject to a tax on the value of their shares in Alabama. Under Alabama law, each beneficiary of a REIT is required to report and pay Alabama tax on its share of the REIT's income to the extent described below. An individual who is an Alabama resident is required to report and pay tax on all of its share of the REIT's income, regardless of the source of that income. An individual who is not resident in Alabama for Alabama state income tax purposes is required to report and pay tax only on income considered to be Alabama source income (I.E., income that would be subject to tax in Alabama if received directly by the individual). For this purpose, however, income derived by a REIT with respect to stock or securities is not considered to be Alabama source income merely because the securities are issued by a corporation organized under Alabama law or doing business in Alabama. Similar treatment applies to a corporate beneficiary of a REIT that is not organized or otherwise engaged in a "trade" or "business" in Alabama. The Company has received an opinion from special Alabama tax counsel to the effect that so long as the Company's sole assets consist of stock and securities of other corporations (I.E., CPHC and the Management Corporation), (i) individual shareholders of the Company who are not residents of Alabama for Alabama state income tax purposes and who do not otherwise receive taxable income from property owned or business transacted in Alabama and (ii) corporate shareholders not organized in Alabama that do not otherwise receive income from sources within, or business transacted in, Alabama will not be required to file tax returns in Alabama or pay tax in Alabama as a result of investing in Common Shares, Preferred Shares or Common Share Warrants of the Company.

    The state of Alabama imposes a franchise tax on corporations organized under Alabama law. The Company is organized as an Alabama real estate investment trust under the Act and believes that it is not subject to the domestic franchise tax. Nevertheless, there can be no assurance that the state of Alabama will not contend that the Alabama franchise tax applies to the Company. Any Alabama franchise tax that the Company is required to pay will reduce the cash available for distribution by the Company to shareholders.

    The Alabama Department of Revenue initiated a tax audit with respect to the Company and CPHC for periods prior to the effective date of the Act. In meetings with the Company and CPHC, the Alabama Department of Revenue initially raised questions about whether the Company was subject to Alabama franchise tax as a Maryland REIT and whether CPHC is entitled to certain substantial deductions claimed by CPHC for Alabama income tax purposes for interest payments made by CPHC to the Company. Under the Act, CPHC will not be subject to a franchise tax liability for tax years beginning after December 31, 1994. The Company is unable at this time to predict whether any liability will result from this audit proceeding or, if so, the amount thereof.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company may also offer and sell the Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Commission maintains a 'web site' that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "10-K").

        2. The Company's current reports on Form 8-K filed on January 31, 1997, July 21, 1997, July 30, 1997, October 30, 1997 and November 5, 1997.

        3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

        4. The Company's Registration Statement on Form 8-A, which incorporates by reference a description of the Common Shares from the Company's Registration Statement on Form S-11 (File No. 33-65954) including an amendment or report filed for the purpose of updating such description.

    All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Douglas B. Nunnelley, the Company's Senior Vice President and Secretary at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, telephone number (205) 250-8700.

                                 LEGAL MATTERS

    The legality of the Debt Securities, the Preferred Shares, the Common Shares, the Common Share Warrants and the Depositary Shares offered hereby and certain tax matters will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain Alabama tax matters will be passed on for the Company by Sirote & Permutt, P.C., Birmingham, Alabama.

                                    EXPERTS

    The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, partners' capital, and cash flows for each of the three years in the period ended December 31, 1996, which are incorporated by reference in the Company's Form 10-K (incorporated herein by reference); the historical summaries of revenues and direct operating expenses of Acquired Properties--Riverchase Center Building 2100, Beechwood Shopping Center, Brookwood Mall, The Meadows at Trussville, and the Proposed Office and Retail Merger, all of which are included in the Company's Form 8-K filed July 21, 1997 (incorporated herein by reference); and the historical summaries of revenues and direct operating expenses of Acquired Properties--Georgia Malls and Mark Trace, both of which are included in the Company's Form 8-K filed on October 30, 1997 (incorporated herein by reference), have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                              -------------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                     ---------
                    PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary......................        S-3
The Company........................................       S-10
Use of Proceeds....................................       S-13
Price Range of Common Shares and Distribution
  History..........................................       S-13
Capitalization.....................................       S-15
Selected Financial and Operating Information.......       S-16
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..............       S-18
Properties.........................................       S-22
Management.........................................       S-31
Underwriting.......................................       S-32
Legal Matters......................................       S-33
Certain Federal Income Tax Considerations..........       S-33
Experts............................................       S-33

                          PROSPECTUS
Special Note Regarding Forward Looking
  Statements.......................................          2
The Company........................................          2
Risk Factors.......................................          4
Use of Proceeds....................................          8
Ratios of Earnings to Fixed Charges................          8
Description of Debt Securities.....................          9
Description of Preferred Shares of Beneficial
  Interest.........................................         20
Description of Common Shares of Beneficial
  Interest.........................................         25
Description of Common Share Warrants...............         28
Description of Depository Shares...................         29
Federal Income Tax Considerations..................         33
Plan of Distribution...............................         42
Available Information..............................         42
Incorporation of Certain Documents by Reference....         43
Legal Matters......................................         44
Experts............................................         44

                                3,000,000 SHARES

                                 COMMON SHARES
                             OF BENEFICIAL INTEREST

                              -------------------

                             PROSPECTUS SUPPLEMENT

                              -------------------

                              MERRILL LYNCH & CO.

                                 APRIL   , 1998

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